Exhibit 2.1

EXECUTION VERSION

CONTRIBUTION AGREEMENT

dated as of

February 26, 2018

by and between

PRIORITY INVESTMENT HOLDINGS, LLC,

PRIORITY INCENTIVE EQUITY HOLDINGS, LLC

and

M I ACQUISITIONS, INC.

Exhibits

Exhibit A	Form of Amended and Restated Operating Agreement
Exhibit B	Form of Buyer A&R By-laws
Exhibit C	Form of Buyer A&R Charter
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Earnout Incentive Plan

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is dated as of February 26, 2018 by and among Priority Investment Holdings, LLC, a Delaware limited liability company (“PIH”), Priority Incentive Equity Holdings, LLC, a Delaware limited liability company (PIEH, and together with PIH, the “Sellers”) and M I Acquisitions, Inc., a Delaware corporation (“Buyer”). Each of Seller and Buyer is sometimes referred to herein as a “Party” and, collectively, as the “Parties”.

W I T N E S S E T H:

WHEREAS, Sellers are collectively the record and beneficial owners of 100% of the issued and outstanding Equity Interests (as defined herein) of Priority Holdings, LLC, a Delaware limited liability company (the “Company”, and such Equity Interests, the “Acquired Interests”);

WHEREAS, Buyer is a blank check company formed for the sole purpose of entering into a Business Combination (as defined herein);

WHEREAS, Sellers desire to contribute to Buyer, and Buyer desires to acquire from Seller, the Acquired Interests, in exchange for the consideration described herein and otherwise upon the terms and subject to the conditions set forth herein; and

WHEREAS, for Federal income tax purposes, it is intended that (a) the contribution of the Acquired Interests by Sellers to Buyer be treated as an “exchange” by Sellers of all of the assets of the Company described in Section 351(a) of the Code, and (b) the acquisition of the Acquired Interests by Buyer be treated as an acquisition of the assets and assumption of the liabilities of the Company in accordance with IRS Revenue Ruling 99-6.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Article I

DEFINITIONS

“Additional Extension Deadline” has the meaning set forth in Section 5.17(c).

“Adjusted EBITDA” means, with respect to any fiscal year, the net income before interest, taxes, depreciation and amortization of the Company and its Subsidiaries, on a consolidated basis, determined in accordance with GAAP and the same accounting methodologies, assumptions, practices, policies, principles and procedures (with consistent classifications, reserves, judgments, valuations and estimation methodologies) used to prepare the Company’s audited financial statements for the applicable fiscal year, adjusted (a) by adding back customary one-time, non-recurring items or non-cash items and (b) to take into account the pro forma impact of acquisitions, on an annualized basis, by the Company or any of its Subsidiaries during the applicable period.

“Affiliate” of any Person means any other Person controlling, controlled by or under common control with such first Person, and “controlling”, “controlled by” or “under common control with” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Amended and Restated Operating Agreement” means the Amended and Restated Operating Agreement of the Company in the form attached hereto as Exhibit A.

“Available Cash” means (a) the amount of the funds contained in the Trust Account as of immediately prior to the Closing without giving effect to the Buyer Stockholder Redemptions minus (b) the amounts required to consummate any Buyer Stockholder Redemptions.

“Balance Sheet Date” has the meaning set forth in Section 3.05.

“Bankruptcy and Equity Exclusion” means, with respect to any Contract, the effect on the enforceability of such Contract as a result of (a) the application of bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the availability of the remedy of specific performance and injunctive and other forms of equitable relief as a result of the application of equitable defenses and the discretion of the court before which any Proceeding therefor may be brought.

“Board” has the meaning set forth in Section 2.07.

“Board Observer” has the meaning set forth in Section 2.07.

“Board Observer Period” means the period beginning on the Closing Date and ending on the later to occur of (a) the termination of the Call Right and ROFR Letter Agreement, dated as of the date hereof, by and among Buyer and Sellers or (b) the date on which the Founders Earnout Payment (as defined in the Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and among PIH, Buyer and the other entities party thereto) is paid in accordance with Section 2.06 of the Purchase Agreement.

“Business Combination” has the meaning set forth in Buyer’s Organizational Documents.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Buyer” has the meaning set forth in Preamble.

“Buyer A&R By-laws” means the amended and restated by-laws of Buyer in the form attached as Exhibit B hereto.

“Buyer A&R Charter” means the amended and restated certificate of incorporation of Buyer in the form attached as Exhibit C hereto.

“Buyer Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other employee benefit plan, program or arrangement, in each case, that is maintained, sponsored or contributed to by Buyer for the benefit of any current or former employee or officer of Buyer.

“Buyer Board” has the meaning set forth in Section 5.05(b).

“Buyer Board Recommendation” has the meaning set forth in Section 5.05(b).

“Buyer Common Shares” has the meaning set forth in Section 4.05(a).

“Buyer Disclosure Letter” means the disclosure letter delivered by Buyer to Sellers concurrently with the execution and delivery hereof.

“Earnout Incentive Plan” has the meaning set forth in Section 5.15.

“Buyer Issued Securities” means the Buyer Issued Shares and the Buyer Warrants.

“Buyer Issued Shares” has the meaning set forth in Section 4.05(a).

“Buyer Material Adverse Effect” means any event, development, or change that has a material adverse effect on the ability of Buyer to perform its obligations hereunder, or that would prevent, materially impede, interfere with, hinder or delay the consummation by Buyer of the Contemplated Transactions.

“Buyer Material Contract” means (a) a “material contract”, as such term is defined in Item 601(b)(10) of Regulation S-K as adopted by the SEC, to which Buyer is a party or (b) any Related Party Contract.

“Buyer Preferred Shares” has the meaning set forth in Section 4.05(a).

“Buyer Private Warrants” means the warrants that were sold as part of the units on a private placement basis upon consummation of the IPO, which are exercisable by the holders thereof on a cashless basis.

“Buyer Public Warrants” means the warrants that were sold as part of the units in the IPO with an exercise price of $11.50 per share.

“Buyer Reports” has the meaning set forth in Section 4.08(a).

“Buyer Stockholder” means, at a specified time, any Person who owns, beneficially and of record, any Buyer Issued Shares.

“Buyer Stockholder Approval” has the meaning set forth in Section 5.05(b).

“Buyer Stockholder Redemptions” means, collectively, any redemption of Buyer Common Shares held by the Electing Stockholders in connection with the Contemplated Transactions and in accordance with Buyer’s Organizational Documents.

“Buyer Stockholders Meeting” has the meaning set forth in Section 5.05(a).

“Buyer Tax Returns” has the meaning set forth in Section 4.13(a).

“Buyer Units” means the units issued by Buyer, consisting of one Buyer Common Share and one Buyer Public Warrant.

“Buyer Warrantholders” means, at a specified time, any Person who holds any Buyer Warrants.

“Buyer Warrants” means, collectively, the Buyer Public Warrants and the Buyer Private Warrants.

“Card Association” means MasterCard International, Inc., VISA International, Inc., VISA USA, Inc. or any other card association, debit card network, gateway service or other network or similar entity.

“Card Association Rules” means all rules, regulations, manuals, service levels, guidelines, policies, procedures or requirements that are issued or promulgated from time to time, and any interpretations thereof, by any Card Association.

“Change in Recommendation” has the meaning set forth in Section 5.05(b).

“Chargeback” means a charge on a credit card or debit card that is returned or unpaid by the financial or other institution that issued such card, and any chargeback as otherwise defined in the Card Association Rules of the applicable Card Association; provided that, for purposes of this definition, Chargeback shall also include Card Association fines, penalties, fees, and losses related to or arising from Merchant transactions.

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 4.05(a).

“Company” has the meaning set forth in the Recitals.

“Company Equity Value” means an amount equal to (a) the Company Enterprise Value minus (b) the Net Assumed Debt.

“Company Enterprise Value” means $1,003,000,000; provided that such amount shall be adjusted upward dollar for dollar for the consideration paid by the Company or any of its Subsidiaries for any acquisitions by the Company or any of its Subsidiaries; provided, further, that, no such adjustment shall be made unless and until such acquisitions increase the Adjusted EBITDA in the aggregate by more than $9,000,000, and in such event, the full consideration paid in respect of such acquisitions shall be taken into account in such adjustment. Notwithstanding the foregoing, any adjustment made to the Company Enterprise Value in respect of each such acquisition pursuant to this definition shall not exceed an amount equal to (a) 12.5 multiplied by (b) the amount such acquisition contributes to the Adjusted EBITDA for fiscal year 2018.

“Company Lease Party” has the meaning set forth in Section 3.08(b).

“Confidentiality Agreement” means that Confidentiality Agreement, dated as of July 10, 2017 by and between Buyer and the Company, including any joinders or written amendments thereto.

“Consideration Shares” means a number of shares of Common Stock, rounded to the nearest whole share, equal to (a) if the Goldman Warrant has not been exercised and remains outstanding as of immediately prior to the Closing, (i)(A) 0.9783 multiplied by (B) the Company Equity Value, divided by (ii) $10.30; or (b) if the Goldman Warrant has been exercised or is otherwise no longer outstanding as of immediately prior to the Closing, (i) the Company Equity Value divided by (ii) $10.30.

“Contemplated Transactions” means the transactions contemplated by the Transaction Documents.

“Contract” means any agreement, contract, lease, instrument, understanding, arrangement, or commitment, obligation, or undertaking (whether written or oral) that is legally binding.

“Current Balance Sheet” has the meaning set forth in Section 3.05.

“D&O Policy” has the meaning set forth in Section 5.16.

“Deferred Underwriting Fees” means the amount of deferred underwriting fees and expenses incurred in connection with the IPO and payable to the Underwriters upon consummation of a Business Combination, the funds for which are held in the Trust Account and which such amount will equal not more than $1,062,022.

“DGCL” means the General Corporation Law of the State of Delaware, as amended, or any successor Law.

“Disclosure Letter” means the disclosure letter delivered by Sellers and the Company to Buyer concurrently with the execution and delivery hereof, as the same may be amended from time to time in accordance with the terms hereof.

“Electing Stockholders” means the stockholders of Buyer holding Buyer Issued Securities who have, in connection with the Contemplated Transactions, elected to redeem their Buyer Issued Securities on the terms and subject to the conditions set forth in the Buyer’s Organizational Documents.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other employee benefit plan, program or arrangement, in each case, that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee or officer of the Company or any of its Subsidiaries.

“Environmental Claim” means any Proceeding, complaint, notice of violation, action, claim, lien, demand, judgment, Order or directive by any Governmental Authority or any other Person involving alleged violations of Environmental Laws or any Release.

“Environmental Laws” means, to the extent applicable, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as amended, the Clean Air Act, 42 U.S.C. 7401 et seq., the Clean Water Act, 33 U.S.C. 1251 et seq., and any other Law imposing liability or establishing standards of conduct for protection of the environment, in each case as in effect as of the date hereof.

“Environmental Liabilities” means any liabilities arising from or under any Environmental Law or Environmental Claim.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock of such corporation, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership interests, limited liability company interests, or membership interests with respect thereto or (c) with respect to any other type of Person, any other direct or indirect equity ownership or participation in, other equity security of, or other ownership or profit interest in, such Person, whether voting or non-voting and whether or not such ownership, participation or interest is authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor Law, and the regulations and rules issued pursuant to that statute or any successor Law.

“Evaluation Material” means any information, documents or materials regarding any Seller or the Company or any of its Subsidiaries furnished or made available to Buyer and its Representatives in any “data rooms”, “virtual data rooms” or management presentations or in any other form or manner (whether in writing, by e-mail, orally, visually or otherwise) in expectation of, or in connection with, the Contemplated Transactions, including the confidential information presentation and management presentation provided by the Financial Advisors and the legal summary provided by the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor law or statute, in each case, together with the rules and regulations promulgated thereunder.

“Existing Credit Agreements” means (a) that Credit and Guaranty Agreement dated as of January 3, 2017, among (i) Pipeline Cynergy Holdings, LLC, a Delaware limited liability company, Priority Institutional Partner Services, LLC, a Delaware limited liability company, and Priority Payment Systems Holdings, LLC, a Georgia limited liability company, as borrowers, (ii) the Company and certain other subsidiaries of the Company, (iii) the lenders from time to time party thereto, and (iv) SunTrust Bank, as administrative agent and collateral agent for such lenders, as amended by the First Amendment, dated as of November 14, 2017 and the Second Amendment, dated as of January 11, 2018 and as further amended, restated, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time and (b) that the Credit and Guaranty Agreement, dated as of January 3, 2017, by and among (i) the Company, as borrower, (ii) certain of its Subsidiaries, (iii) the lenders party thereto from time to time, and Goldman Sachs Specialty Lending Group, L.P., as agent, as amended by the First Amendment, dated as of November 14, 2017 and the Second Amendment, dated as of January 11, 2018 and as further amended, restated, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time.

“Existing Loan Documents” means (a) the Existing Credit Agreements and (b) all other agreements, instruments and documents evidencing, governing, guaranteeing or securing the obligations from time to time arising under any Existing Credit Agreement or otherwise executed in connection with any Existing Credit Agreement, in each case as amended, restated, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time.

“Extension Deposit Amount” has the meaning set forth in Section 5.17(a).

“Extension Proxy Statement” has the meaning set forth in Section 5.17(c).

“Financial Advisors” means Cowen and Company, LLC.

“Financial Statements” has the meaning set forth in Section 3.05.

“First Extension Deadline” has the meaning set forth in Section 5.17(a).

“Formation Date” has the meaning set forth in Section 4.08(a).

“GAAP” means generally accepted accounting principles in the United States as of the date hereof and consistently applied throughout the periods involved.

“Goldman Warrant” means that Amended and Restated Unit Purchase Warrant No. 1, dated as of January 3, 2017, by and between the Company and GS & Co., as amended by that Amendment, dated as of January 11, 2018.

“GS & Co.” means Goldman Sachs & Co. LLC, a New York limited liability company.

“Governmental Authority” means any court, tribunal, administrative agency or commission or other governmental or regulatory authority, agency, body or instrumentality of any federal, state, local or foreign government or any subdivision thereof.

“Hazardous Materials” means any hazardous or toxic substance, material or waste which is regulated, listed or identified by any Governmental Authority as a “hazardous waste”, “hazardous material”, “hazardous substance”, “extremely hazardous substance”, “restricted hazardous waste”, “contaminant”, “pollutant”, “toxic waste”, or “toxic substance”, under any provision of Environmental Law, and includes, without limitation, petroleum, petroleum products, (including, without limitation, crude oil and any fraction thereof), asbestos, asbestos-containing materials, ionizing and non-iodizing radioactive materials and substances, and polychlorinated biphenyls.

“Intellectual Property” means any of the following: (a) patents and patent applications; (b) trademarks, service marks, trade dress, logos and registrations and applications for registration thereof, together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and registrations and applications for registration thereof; (d) internet domain names; and (e) trade secrets and know-how.

“Intended Tax Treatment” has the meaning set forth in Section 5.13(c).

“IPO” means the initial public offering of the Common Stock of Buyer.

“IRS” means the U.S. Internal Revenue Service or any successor agency.

“ISOs” has the meaning set forth in Section 3.13(a)(xi).

“Knowledge of Buyer” or any similar phrase means the actual knowledge of the Persons identified in Section 1 (Knowledge of Buyer) of the Buyer Disclosure Letter.

“Knowledge of Sellers” or any similar phrase means the actual knowledge of the Persons identified in Section 1 (Knowledge of Sellers) of the Disclosure Letter.

“Law” means any federal, state, local or foreign constitution, treaty, statute, ordinance, code, rule, law or regulation enacted, adopted, promulgated or applied by a Governmental Authority and includes any Orders.

“Leases” has the meaning set forth in Section 3.08(b).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, option, right of first refusal, or other encumbrance of any kind in respect of such property or asset.

“Material Adverse Effect” means any event, development, or change that (a) has had a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, development or change relating to or arising out of: (i) general economic or regulatory conditions or conditions in the financial, credit or securities markets (including any disruption thereof, any decline in the price of any security or any market index, or any changes in interest or currency exchange rates); (ii) any acts of God, earthquakes, hurricanes, floods or any other natural disasters; (iii) national or international political or social conditions, including the engagement in or escalation of hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any actual or threatened military or terrorist attack; (iv) any event, development or change in any of the industries or markets in which the Company or any of its Subsidiaries operates, so long as such events, developments or changes do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate; (v) any enactment of, change in, or change in interpretation of applicable Law, Card Association Rules or GAAP or applicable accounting standards, so long as such changes do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate; (vi) the announcement, pendency or performance of the transactions contemplated hereby, including by reason of the identity of Buyer or any communication by Buyer regarding the plans or intentions of Buyer with respect to the conduct of the business of the Company or any of its Subsidiaries, and including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, employees or regulators; (vii) any action or omission taken (or omitted to be taken) pursuant to, or required by, the terms hereof or with the consent or at the direction of Buyer; (viii) any failure by the Company or any of its Subsidiaries to meet any projections, estimates or forecasts (financial, operational or otherwise) for any period (it being understood that the facts or occurrences giving rise or contributing to such failure, to the extent not otherwise excluded by another clause of this definition, may be taken into account in determining whether there has been a Material Adverse Effect); or (ix) any adverse change in or effect on the business of the Company and its Subsidiaries that is cured prior to the Closing; or (b) would reasonably be expected to have a material adverse effect on the ability of any Seller to consummate the Contemplated Transactions.

“Material Contract” means those Contracts required to be and set forth on Section 3.13(a) of the Disclosure Letter.

“Material Agents” has the meaning set forth in Section 3.23(a).

“Material ISOs” has the meaning set forth in Section 3.23(a).

“Material Merchant” has the meaning set forth in Section 3.22(a).

“Material Suppliers” has the meaning set forth in Section 3.21.

“Merchant Account” means the account relationship established among the Company or any of its Subsidiaries, a sponsoring bank and a Merchant pursuant to an agreement to provide processing or other credit or debit card related services to such Merchant.

“Minimum Cash Amount” means an amount equal to $20,000,000.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“NASDAQ” means the NASDAQ Capital Market.

“Net Assumed Debt” means (a) any amounts outstanding under the Existing Credit Agreements as of immediately prior to Closing minus (b) the cash and cash equivalents as of immediately prior to the Closing.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, stipulation, writ, decree, assessment, verdict or similar order entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority that is legally binding.

“Ordinary Course of Business” means with respect to any Person, the ordinary course of business of such Person. Unless otherwise expressly indicated, the term “Ordinary Course of Business”, when used herein, refers to the Ordinary Course of Business of the Company and its Subsidiaries, taken as a whole.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the limited liability company operating agreement and the certificate of formation of a limited liability company, (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any other Person and (f) any amendment, amendment and restatement, modification or supplement to any of the foregoing.

“Other Filings” has the meaning set forth in Section 5.05(a).

“Party” and “Parties” have the meaning set forth in the Preamble.

“PCI-DSS” means the Payment Card Industry Data Security Standard, as amended from time to time.

“Permits” means all licenses, permits, exemptions, consents, authorizations, approvals, waivers, certificates and other authorizations issued, granted, given or otherwise made available by or under the authority of any Governmental Authority and/or Card Association, as applicable, that are material to the current conduct of the business of the Company and its Subsidiaries and that are required under any applicable Law in connection with the current conduct of the business of the Company and its Subsidiaries.

“Permitted Liens” means (a) Liens disclosed on the Current Balance Sheet or reflected in the notes thereto; (b) Liens under the Existing Loan Agreements, (c) Liens for Taxes and other governmental charges not yet delinquent or that are being contested in good faith by appropriate Proceedings; (d) mechanic’s, workmen’s, repairmen’s, materialmen’s, warehousemen’s, carrier’s and other similar statutory Liens arising or incurred in the Ordinary Course of Business not yet due and payable or that are being contested in good faith; (e) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Law or other social security programs or other similar Law or to secure any public or statutory obligation; (f) Liens on goods in transit incurred pursuant to documentary letters of credit or otherwise securing payments under lease agreements; (g) zoning, entitlement, building and other land use regulations imposed by or on behalf of any Governmental Authority having jurisdiction over any real property; (h) the rights, if any, of suppliers or other vendors that are Third Parties and have possession of any properties or assets; (i) restrictions on the transfer of securities arising under applicable securities Laws; (j) title defects, easements and encroachments and similar Liens that would not, individually or in the aggregate, reasonably be expected to materially detract from the current value of, or materially interfere with any current or continued use of, any material property or material assets encumbered thereby; (k) the terms and conditions contained in the Leases; (l) utility easements for electricity, gas, water, sanitation, sewer, surface water drainage or other general easements granted to any Governmental Authority in the ordinary course of developing or operating real property; (m) any recorded utility company rights, easements or franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any real property; (n) Liens imposed by Law that relate to obligations that are not yet due and have arisen in the Ordinary Course of Business; and (o) the Liens listed in Section 1 (Permitted Liens) of the Disclosure Letter.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

“Pre-Closing Statement” has the meaning set forth in Section 2.04(b).

“Preferred Stock” has the meaning set forth in Section 4.05(a).

“Premises” has the meaning set forth in Section 3.08(b).

“Press Release” has the meaning set forth in Section 5.04.

“Proceeding” means any action, suit or other proceeding (whether civil, criminal, or administrative) commenced, brought, conducted, or heard, by or before any Governmental Authority.

“Prospectus” has the meaning set forth in Section 5.14.

“Proxy Statement” has the meaning set forth in Section 5.05(a).

“Registration Rights Agreement” means the agreement substantially in the form attached as Exhibit D hereto.

“Related Party” means, with respect to a Person, such Person and any of its former, current and future Affiliates, and each of their respective former, current and future direct or indirect directors, officers, “principals”, general or limited partners, employees, stockholders, other equityholders, members, managers, agents, successors, assignees, Affiliates, controlling Persons, or other Representatives.

“Related Party Contract” has the meaning set forth in Section 4.10.

“Release” means the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, discarding, burying, abandoning or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers, or other closed receptacles containing Hazardous Materials) into the indoor or outdoor environment.

“Replacement GS Warrant” has the meaning set forth in Section 5.18.

“Representatives” means, with respect to a particular Person, any Affiliate thereof, and such Person’s and such Person’s Affiliates’ respective controlling shareholders, general partners, managing members, directors, officers, employees, agents, consultants, advisors, agents, and other representatives, including legal counsel, accountants, and financial advisors.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.08(a).

“SEC” means the Securities and Exchange Commission.

“SEC Guidance” means (a) any publicly available written or oral interpretations, questions and answers, guidance and forms of the SEC, (b) any written or oral comments, requirements or requests of the SEC or its staff, (c) the Securities Act and the Exchange Act and (d) any other rules, bulletins, releases, manuals and regulations of the SEC.

“Second Extension Deadline” has the meaning set forth in Section 5.17(b).

“Securities Act” means the Securities Act of 1933, as amended, or any successor Law, and the regulations and rules issued pursuant to that statute or any successor Law.

“Sellers” has the meaning set forth in the Preamble.

“Signing Form 8-K” has the meaning set forth in Section 5.04.

“Subsidiary” means, with respect to any Person, any entity of which (a) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) 50% or more of the Equity Interests are at the time directly or indirectly owned by such Person.

“Tax Returns” means any return, report, form, information return or other document (including schedules or any related or supporting information) required to be filed with any Governmental Authority relating to any Tax.

“Taxes” means any and all taxes (whether federal, state, local or foreign), including net income, gross income, net receipts, gross receipts, profit, severance, property, production, sales, use, license, excise, occupation, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, estimated or other tax, custom, duty, governmental fee or other similar governmental charge, together with any interest, fine, penalty, addition to tax or additional amount imposed with respect thereto.

“Termination Date” means June 19, 2018; provided, however, that, if the deadline for Buyer to consummate a Business Combination is extended pursuant to Section 5.17(c), the Termination Date shall be automatically extended to the first Business Day immediately following the Additional Extension Deadline.

“Third Extension Deadline” has the meaning set forth in Section 5.17(b).

“Third Party” means any Person other than the Company, any Subsidiary of the Company, Buyer, or Sellers or any Affiliate of any of the foregoing.

“Title IV Plan” means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, other than a Multiemployer Plan.

“Transaction Documents” means this Agreement, the Registration Rights Agreement, the Amended and Restated Operating Agreement and the Replacement GS Warrant, if applicable.

“Transaction Expenses” means the aggregate amount of all reasonable out-of-pocket fees and expenses (whether or not yet invoiced), actually incurred by, or on behalf of, or to be paid by, a Party in connection with the or otherwise relating to the negotiation, preparation or execution hereof or any documents or agreements contemplated hereby or the performance or consummation of the Contemplated Transactions, in each case, to the extent unpaid and incurred by, or on behalf of, or to be paid by such Party as of the Closing, including reasonable fees and expenses of any Representatives engaged by, or on behalf of such Party in connection with the Contemplated Transactions and, with respect to Buyer, the Deferred Underwriting Fees, the D&O Policy and any other amounts referenced as “Accounts Payable” or “Anticipated Liabilities” on Section 4.14 of the Buyer Disclosure Letter.

“Transaction Form 8-K” has the meaning set forth in Section 5.04.

“Transfer Taxes” has the meaning set forth in Section 5.13(a).

“Trust Account” has the meaning set forth in Section 4.06.

“Trust Agreement” has the meaning set forth in Section 4.06.

“Trustee” has the meaning set forth in Section 4.06.

“Underwriters” means the underwriters of the IPO pursuant to the Prospectus.

Article II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Upon the terms and subject to the conditions set forth herein, at the Closing, Sellers shall sell, contribute, assign, transfer, convey and deliver to Buyer, and Buyer shall accept and acquire from Sellers, the Acquired Interests, free and clear of all Liens, other than restrictions on transfer of securities arising under applicable securities Laws or the Organizational Documents of the Company.

Section 2.02 Consideration. The aggregate consideration payable by Buyer for the acquisition of the Acquired Interests shall be the Consideration Shares payable pursuant to Section 2.05(a).

Section 2.03 Closing. The closing (the “Closing”) of the purchase and sale of the Acquired Interests hereunder shall take place on the third Business Day following the date on which all of the conditions set forth in Article VI (excluding those conditions that by their nature are to be satisfied as part of the Closing but subject to the satisfaction of such conditions at the Closing) have been satisfied or waived, at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, or at such other place, time or date as the Parties may agree (the date on which the Closing actually occurs, the “Closing Date”).

Section 2.04 Pre-Closing Deliveries.

(a)       At least two (2) Business Days prior to the Closing Date, Buyer shall deliver to Sellers a statement setting forth Buyer’s good faith estimate of (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the Buyer Stockholder Redemptions as of immediately prior to Closing and (ii) the resulting amount of Available Cash.

(b)       At least two (2) Business Days prior to the Closing Date, Sellers shall deliver to Buyer a statement (the “Pre-Closing Statement”) setting forth (i) Sellers’ good faith estimate of (A) the Company Equity Value and (B) all Transaction Expenses incurred by or on behalf of Sellers, and (ii) the number of Consideration Shares to be issued to each Seller pursuant to Section 2.05(a).

Section 2.05 Closing Deliveries and Payments by Buyer.

(a)       At the Closing, Buyer shall issue and deliver to each Seller the Consideration Shares represented by stock certificates issued in the name of such Seller in accordance with the Pre-Closing Statement.

(b)       At the Closing, Buyer shall deliver, or cause to be delivered, to Sellers the following:

(i)       a counterpart for each Transaction Document to which Buyer is specified to be a party executed by a duly authorized officer of Buyer;

(ii)       a certificate executed by a duly authorized officer of Buyer that certifies as to the satisfaction of the conditions set forth in subsections (a) and (b) of Section 6.03; and

(iii)       resignations of each director and officer of Buyer, effective at the time of Closing.

(c)       At the Closing, Buyer shall cause (i) the Buyer Charter to be amended and restated in the form of the Buyer A&R Charter and (ii) the by-laws of Buyer to be amended and restated in the form of the Buyer A&R By-laws.

(d)       At the Closing, Buyer shall pay, or cause to be paid, out of the Available Cash, all Transaction Expenses incurred by or on behalf of the Parties.

Section 2.06 Closing Deliveries by Sellers. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer the following:

(a)       a counterpart for each Transaction Document to which each Seller is specified to be a party duly executed by a duly authorized representative of such Seller; and

(b)       a certificate executed by a duly authorized officer of PIH that certifies (on behalf of both Sellers) as to the satisfaction of the conditions set forth in subsections (a) and (b) of Section 6.02.

Section 2.07   Board of Directors.

(a)       Buyer shall take all necessary action to cause that, immediately after the Closing, Buyer’s board of directors (the “Board”) will consist of seven (7) directors, all designated by Sellers by written notice to Buyer, immediately prior to the Closing. During the Board Observer Period, the Company shall allow one representative designated by Magna Management, LLC to attend and participate in all meetings and other activities of the Board (a “Board Observer”). The Company shall use reasonable efforts to (a) give Magna Management, LLC notice of all such meetings, at the same time as furnished to the directors, (b) provide to such Board Observer all notices, documents and information furnished to the directors, whether at or in anticipation of a meeting, an action by written consent or otherwise, at the same time furnished to such directors, (c) notify the Board Observer and permit such Board Observer to participate by telephone in, emergency meetings of the Board, and (d) provide the Board Observer copies of the minutes of all such meetings at the time such minutes are furnished to the members of the Board; provided that the Board shall be entitled to exclude the Board Observer from (i) all or any portion of any executive session or (ii) all or any portion of any meeting to the extent the failure to exclude would, in the Board’s good faith determination, (A) adversely affect the attorney-client privilege between Buyer, the Company or any of its Subsidiaries and their respective counsel, (B) adversely affect Buyer, the Company or any of its Affiliates under governmental regulations or other applicable Law or Contract, or (C) result in a conflict of interest.

(b)       From and after the Closing and until such time as PIH or its Affiliates cease to hold at least twenty-five percent (25%) of the issued and outstanding Common Stock in the aggregate, Buyer shall take all necessary action to cause two (2) individuals designated in writing by PIH to be nominated and elected as directors of the Board.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Letter, Sellers represent and warrant to Buyer that all of the statements contained in this Article III are true as of the date hereof or, if made as of a specified date, as of such date.

Section 3.01 Organization and Good Standing. Each of Sellers, the Company and its Subsidiaries is a legal entity validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business in all material respects as is now being conducted. Each of Sellers, the Company and its Subsidiaries is duly qualified or licensed and (if applicable) in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.02 Authorization; Validity of Agreements. Each Seller has the requisite power and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is specified to be a party and to consummate the Contemplated Transactions thereunder. The execution, delivery and performance by such Seller of the Transaction Documents to which it is specified to be a party, and the consummation by such Seller of the Contemplated Transactions thereunder, have been duly authorized by such Seller, and no other company proceedings on the part of such Seller are necessary to authorize such Seller’s execution, delivery and performance of any Transaction Document to which it is specified to be a party or the consummation by such Seller of the Contemplated Transactions thereunder. This Agreement has been duly executed and delivered by each Seller. Assuming the due and valid authorization, execution and delivery of this Agreement by the other Parties hereto, this Agreement constitutes a legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms, subject to the Bankruptcy and Equity Exclusion. Assuming the due and valid authorization, execution and delivery thereof by each other party thereto, each other Transaction Document to which each Seller is specified to be a party (when executed and delivered by such Seller) shall constitute a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Bankruptcy and Equity Exclusion.

Section 3.03 Consents and Approvals; No Violations. Except as listed on Section 3.03 of the Disclosure Letter, neither the execution, delivery or performance by each Seller of any Transaction Document to which it is specified to be a party, nor the consummation by such Seller of the Contemplated Transactions thereunder, will (a) conflict with or violate any provision of any Organizational Documents of any Seller, the Company or any of its Subsidiaries; (b) result in a breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Material Contract; (c) violate any material Laws applicable to any Seller, the Company or any of its Subsidiaries or any of the material properties or assets of the Company or any of its Subsidiaries; (d) require on the part of any Seller, the Company or any of its Subsidiaries any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority or Card Association; or (e)result in the creation or imposition of any Lien (other than Permitted Liens) on any assets or properties of any Seller, the Company or any of its Subsidiaries, except, in the cases of clauses (b) through (e) of this Section 3.03, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.04  Capitalization and Ownership.

(a)          Section 3.04(a) of the Disclosure Letter sets forth the following: the total number of issued and outstanding Equity Interests of the Company, the names of the holders of such issued and outstanding Equity Interests, and the number or percentage interests of such Equity Interests held by each such holder (the “Company Interests”). Except for (i) this Agreement and (ii) the Organizational Documents of Sellers and the Company, the Company has not (A) granted any outstanding options, warrants, rights or other securities convertible into, or exchangeable or exercisable for, any Equity Interests of the Company; (B) entered into any Contracts relating to the issuance, sale, transfer, voting or registration of any Equity Interests of the Company, or options, warrants, rights or other securities convertible into, or exchangeable or exercisable for, any of the foregoing; or (C) granted or authorized any stock appreciation, phantom stock, profit participation or similar rights (in each case as to which the Company has any outstanding liabilities or obligations).

(b)          Section 3.04(b) of the Disclosure Letter sets forth, as of the date hereof, all of the Company’s Subsidiaries, and, for each such Subsidiary, the jurisdiction of incorporation or formation and the number or percentage interests of all of the issued and outstanding Equity Interests thereof. All outstanding Equity Interests of each of the Company’s Subsidiaries are duly authorized and validly issued and, if such Subsidiary is a corporation, are fully paid and non-assessable. Except for (i) this Agreement and (ii) the Organizational Documents of the Company’s Subsidiaries, none of the Subsidiaries of the Company has (A) granted any outstanding options, warrants, rights or other securities convertible into, or exchangeable or exercisable for, Equity Interests of a Subsidiary of the Company; (B) entered into any Contracts relating to the issuance, sale, transfer, voting or registration of Equity Interests of a Subsidiary of the Company, or options, warrants, rights or other securities convertible into, or exchangeable or exercisable for, any of the foregoing; or (C) granted or authorized any stock appreciation, phantom stock, profit participation or similar rights (in each case, as to which the Company or any of its Subsidiaries has any outstanding liabilities or obligations).

(c)          Each Seller is the holder of the Acquired Interests set forth across such Seller’s name on Section 3.04(a) of the Disclosure Letter, and, at the Closing, assuming the performance by Buyer of its obligations under Section 2.05, the Acquired Interests will be free and clear of all Liens (other than Permitted Liens).

Section 3.05  Financial Statements. Section 3.05 of the Disclosure Letter sets forth the following financial statements (the “Financial Statements”): (a) the consolidated audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2016 and the related statements of operations, stockholder’s equity and cash flows of the Company for the year then ended, including any related notes, schedules and other supplementary information attached thereto, (b) the consolidated audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2015 and the related statements of operations, stockholder’s equity and cash flows of the Company for the year then ended, including any related notes, schedules and other supplementary information attached thereto, and (c) the consolidated unaudited balance sheet of the Company and its Subsidiaries as of September 30, 2017 (such balance sheet, the “Current Balance Sheet”; and such date, the “Balance Sheet Date”) and the related statements of operations, stockholder’s equity and cash flows of the Company for the period covered thereby. Except as set forth in the notes (if any) thereto, the Financial Statements present fairly, in all material respects, the consolidated financial position of the Company as of the respective dates referred to therein, and the consolidated results of operations and cash flows of the Company, and, the consolidated stockholder’s equity of the Company, for the respective periods referred to therein, in accordance with GAAP consistently applied in the periods covered thereby, except, in the case of the interim and/or unaudited Financial Statements, for the absence of footnotes and subject to normal year-end adjustments.

Section 3.06  No Undisclosed Liabilities. Except (a) as set forth in the Current Balance Sheet; (b) for liabilities and obligations incurred by the Company or any of its Subsidiaries in the Ordinary Course of Business consistent with past practices, judgments and estimation methodologies of the Company since the Balance Sheet Date; (c) for liabilities incurred in connection with this Agreement, the other Transaction Documents or the Contemplated Transactions; (d) for liabilities and obligations that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; and (e) for liabilities and obligations incurred at the request or with the consent of Buyer, neither the Company nor any of its Subsidiaries has any liabilities of the kind required to be disclosed on a balance sheet prepared in accordance with GAAP. Notwithstanding anything to the contrary in this Article III, this Section 3.06 contains the sole and exclusive representations and warranties of Sellers relating to the matters that are the subject of the representations and warranties set forth in this Section 3.06.

Section 3.07 Absence of Certain Changes. Except in connection with the Contemplated Transactions, since the Balance Sheet Date through the date hereof, (a) the business of the Company and its Subsidiaries has been conducted, in all material respects, in the Ordinary Course of Business; (b) there has not been a Material Adverse Effect; and (c) since the Balance Sheet Date through the date hereof, neither the Company nor any of its Subsidiaries has taken any action that if taken after the date hereof would constitute a violation of Section 5.01.

Section 3.08  Real Property.

(a)          Neither the Company nor any of its Subsidiaries owns any real property.

(b)          Section 3.08(b) of the Disclosure Letter sets forth all material real property leased or subleased by the Company or any of its Subsidiaries as lessee or lessor as of the date hereof (the “Premises”). Sellers have made available to Buyer true, correct and complete copies of all leases relating to the Premises (the “Leases”). Neither the Company nor any of its Subsidiaries has entered into any material sublease or material option granting to any Person (other than the Company or any of its Subsidiaries, as applicable) the right to use or occupy the Premises or any portion thereof or interest therein, other than those entered into in the Ordinary Course of Business or that do not materially or adversely impact the current use of the Premises by the Company or any of its Subsidiaries, as applicable. With respect to each Lease, (i) such Lease is a valid and binding obligation of the Company and its Subsidiaries, in each case, to the extent such Person is a party thereto (collectively, the Company and its Subsidiaries that are a party thereto, the “Company Lease Party”), and, to the Knowledge of Sellers, each other party thereto, and is in full force and effect; (ii) the Company Lease Party is not, and, to the Knowledge of Sellers, all other parties thereto are not, in material breach or material default in any respect under the terms thereof and, to the Knowledge of Sellers, no event has occurred that, with notice or lapse of time or both, would constitute a material breach or material default or permit termination, modification or acceleration thereunder; and (iii) the Company Lease Party has not assigned, transferred, conveyed, mortgaged, or deeded in trust any interest in the leasehold or sub-leasehold of any Lease. None of the Company or any of its Subsidiaries has received any written notice that any Premises is subject to any Order to be sold, condemned, expropriated or otherwise taken by any Governmental Authority, with or without payment of compensation therefor.

Section 3.09  Proceedings; Orders. As of the date hereof, (a) there are no Proceedings pending or, to the Knowledge of Sellers, threatened, against any Seller, the Company or any of its Subsidiaries, nor are there any Orders naming any Seller, the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (b) there are no material Orders naming any Seller, the Company or any of its Subsidiaries, or by which any Seller, the Company or any of its Subsidiaries is bound, which remain outstanding or unsatisfied, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Notwithstanding anything to the contrary in this Article III, this Section 3.09 contains the sole and exclusive representations and warranties of Sellers relating to the matters that are the subject of the representations and warranties set forth in this Section 3.09.

Section 3.10  Compliance with Laws; Permits. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and its Subsidiaries are in material compliance with, and during the past 12 months have been in material compliance with, all applicable Laws; (b) the Company and its Subsidiaries have in force, and their business is being conducted in compliance with the terms and conditions of, all Permits; (c) neither the Company nor any of its Subsidiaries is in violation or breach of, no event has occurred that would constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) of, and no Proceedings are pending or, to the Knowledge of Sellers, threatened, relating to the Company’s or any of its Subsidiaries’ compliance with, any Permit; (d) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the occurrence of the Contemplated Transactions; and (e) the Company and its Subsidiaries are, and have been since January 1, 2017, in compliance, in all material respects, with all applicable Card Association Rules. Notwithstanding anything to the contrary in this Article III, this Section 3.10 contains the sole and exclusive representations and warranties of Sellers relating to the matters that are the subject of the representations and warranties set forth in this Section 3.10.

Section 3.11  Intellectual Property. Section 3.11 of the Disclosure Letter sets forth all material patents, trademarks and copyrights owned by the Company and its Subsidiaries and for which applications for registration have been filed or registrations have been obtained, whether in the United States or internationally, as of the date hereof. To the Knowledge of Sellers, the Company and its Subsidiaries own or have the right to use (but not necessarily the exclusive right to use) pursuant to license, sublicense, agreement or permission, all Intellectual Property used in the Company’s and its Subsidiaries’ operation of their respective business, as presently conducted, except where the failure to have such right would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of Sellers, the Company’s and its Subsidiaries’ operation of their respective business, as presently conducted, does not infringe or otherwise violate the Intellectual Property of any other Person, except for such infringement as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Notwithstanding anything to the contrary in this Article III, this Section 3.11 contains the sole and exclusive representations and warranties of Sellers relating to the matters that are the subject of the representations and warranties set forth in this Section 3.11.

Section 3.12 Title to Assets. The Company and its Subsidiaries have good and valid title to their material tangible properties and assets, free and clear of all Liens, except for Permitted Liens.

Section 3.13 Material Contracts.

(a)          Section 3.13(a) of the Disclosure Letter includes the following Contracts to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or the Company’s or any of its Subsidiaries’ assets are bound, in each case, as in effect as of the date hereof:

(i)          each Contract for the employment of any officer, individual employee or other person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $200,000;

(ii)         each Contract that constitutes a partnership agreement or joint venture agreement;

(iii)        each Contract which: (A) restricts the ability of the Company or any of its Subsidiaries to engage in any line or type of business or from competing with any Person or in any geographical area, or (B) commits the Company or any of its Subsidiaries to an exclusive arrangement or relationship with any Person;

(iv)        each Contract which obligates the Company or any of its Subsidiaries to provide for any right of first refusal, right of first offer, preferred pricing (including “most favored nation”) or similar provisions, performance guarantees, minimum referral volumes, rebates, discounts, or incentive or volume purchase credits;

(v)         each Contract with any Governmental Authority;

(vi)        each Contract relating to indebtedness of the Company or any of its Subsidiaries;

(vii)       each lease or other Contract under which the Company or any of its Subsidiaries is lessee of or holds or operates any property (other than real property), owned by any other party, except for any lease or agreement under which the aggregate annual rental payments do not exceed $50,000;

(viii)      each lease or other Contract under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate any property (other than real property), owned or controlled by the Company or any of its Subsidiaries, except for any lease or agreement under which the aggregate annual rental payments do not exceed $50,000;

(ix)         each Contract or group of related Contracts with the same Third Party or group of Affiliates of such Third Party, pursuant to which the Company or any of its Subsidiaries, individually or in the aggregate, received or agreed to receive, or paid or agreed to pay, in excess of $1,000,000, in cash, in the fiscal year ended December 31, 2017;

(x)          BIN sponsorship agreement, processing agreement or similar or related agreement that provides access to banking systems or enables the Company or any of its Subsidiaries to participate in or provide services under or with respect to any Card Association;

(xi)         any Contract with any independent sales organizations (“ISOs”) or sales agents of the Company or any of its Subsidiaries (A) under which the Company and/or any of its Subsidiaries made residual or other payments to or on behalf of (or otherwise directly or indirectly conveyed value to) such ISO or sales agent, in each case, in excess of $500,000 in the aggregate during the fiscal year ended December 31, 2017 or reasonably expects to incur annual expenses in excess of $500,000 in the aggregate during the fiscal year ending December 31, 2018 or during any fiscal year thereafter or (B) under which the Company or any of its Subsidiaries made annual payments in excess of $500,000 thereunder in connection with any loan or residual buyout payment to any such ISO;

(xii)       any collective bargaining agreement, labor Contract or other Contract with any labor union or any employee organization;

(xiii)      any agreement not disclosed pursuant to any other clause of this Section 3.13(a) that would constitute a “material contract” as defined in Item 601(b)(10) of Regulation S-K of the SEC; and

(xiv)      any agreement (A) by which the Company or any of its Subsidiaries licenses or permits any other Person to use, or covenants not to sue with respect to the use by such Person of, any Intellectual Property owned by the Company or its Subsidiaries (other than non-exclusive software licenses granted by the Company or any of its Subsidiaries with respect to such Intellectual Property in the Ordinary Course of Business); or (B) by which the Company or any of its Subsidiaries licenses or is otherwise granted the right to use the Intellectual Property of any other Person, (other than licenses for commercial off-the-shelf software, the total fees associated with which are less than $50,000).

(b)          Except for the Material Contracts that expire by their terms on or prior to the Closing Date, each Material Contract is a valid and binding obligation of the Company and its Subsidiaries, as applicable, that is a party thereto and, to the Knowledge of Sellers, of each other party thereto, and, to the Knowledge of Sellers, is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exclusion), and neither the Company nor any of its Subsidiaries, in each case, that is a party thereto, and to the Knowledge of Sellers, no other party thereto is (with or without the lapse of time or the giving of notice, or both) in material breach or material default thereunder, except for such breaches or defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.14  Insurance Coverage. Section 3.14 of the Disclosure Letter sets forth, as of the date hereof, all material insurance policies and fidelity bonds maintained by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have a Material Adverse Effect, all such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by the Company or any of its Subsidiaries, as applicable, with respect to any such policy. To the Knowledge of Sellers, such insurance policies, in light of the nature of the Company’s business, assets and properties, are in amounts and have coverage that are reasonable and customary for similarly-situated Persons engaged in such business and having such assets and properties.

Section 3.15  Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and its Subsidiaries are in compliance with all Environmental Laws, (b) the Company and its Subsidiaries have obtained or caused to be obtained all Permits necessary for their business and operations as required to comply with all applicable Environmental Laws, and the Company and its Subsidiaries are in compliance with the terms and conditions of such Permits, (c) to the Knowledge of Sellers, there has been no Release or threatened Release at any of the Leased Premises that would reasonably be expected to result in Environmental Liabilities or an Environmental Claim, and (d) there are no Environmental Claims pending against the Company or its Subsidiaries. Notwithstanding anything to the contrary in this Article III, this Section 3.15 contains the sole and exclusive representations and warranties of Sellers relating to the matters that are the subject of the representations and warranties set forth in this Section 3.15.

Section 3.16  Employee Benefit Plans.

(a)          Section 3.16(a) of the Disclosure Letter sets forth, as of the date hereof, a complete and accurate list of each material Employee Benefit Plan. Each Employee Benefit Plan has been maintained, funded and administered in all material respects in accordance with its terms and in compliance in all material respects with the applicable requirements of ERISA, the Code and other applicable Laws, in each case, except for such instances of non-compliance as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for routine claims for benefits, there is no Proceeding pending or, to the Knowledge of Sellers, threatened against or arising out of an Employee Benefit Plan, except for those Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Employee Benefit Plan that is intended to meet the requirements of Section 401(a) of the Code has received a favorable determination letter or favorable opinion letter from the IRS and, to the Knowledge of the Sellers, no fact or event has occurred since the date of such letter that would reasonably be expected to materially and adversely affect the qualified status of such Employee Benefit Plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all contributions and premiums required by applicable Law or by the terms of any Employee Benefit Plan or any agreement relating thereto have been timely made to any funds or trusts established thereunder or in connection therewith. Neither the Company nor any of its Subsidiaries, or any other entity which, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code contributes to, or has any obligation to contribute to, or has any material liability with respect to, any Title IV Plan or any Multiemployer Plan.

(b)          Sellers have furnished or made available to Buyer a true and complete copy of each material Employee Benefit Plan and, to the extent applicable, a true and complete copy of (i) each trust or other funding arrangement in connection with each such Employee Benefit Plan, (ii) the current summary plan description and summary of material modifications for each such Employee Benefit Plan, (iii) the most recent annual report (Form 5500s) in connection with each Employee Benefit Plan, (iv) the most recently received determination letter or opinion letter from the IRS for each Employee Benefit Plan intended to qualify under ERISA or the Code, and (v) the most recently prepared actuarial report and financial statement in connection with each such Employee Benefit Plan.

(c)          Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in conjunction with any other event) (i) result in, cause the accelerated vesting, funding or delivery of, or materially increase the amount or value of, any payment or benefit from the Company or any of its Subsidiaries to any employee, officer or director of the Company or any of its Subsidiaries, or (ii) result in the payment of any amount or benefit that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(d)          Notwithstanding anything to the contrary in this Article III, this Section 3.16 contains the sole and exclusive representations and warranties of Sellers relating to the matters that are the subject of the representations and warranties set forth in this Section 3.16.

Section 3.17  Labor Matters.

(a)          Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by or currently negotiating any collective bargaining or any other type of collective labor or union agreement, and there is no labor union or other organization representing employees of the Company and its Subsidiaries. No strike, labor suit or proceeding or labor administrative proceeding is pending or, to the Knowledge of Sellers, threatened regarding employees of the Company and its Subsidiaries (in such employees’ capacities as such) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and, to the Knowledge of Sellers, no such matter has been threatened by employees of the Company and its Subsidiaries (in such employees’ capacities as such) within the 12-month period prior to the date hereof.

(b)          In the 12 months prior to the date hereof, neither the Company nor any of its Subsidiaries has been a party to a Proceeding in which the Company and its Subsidiaries, as applicable, was or is alleged to have violated in any material respect any material applicable Laws, or any material Orders of any Governmental Authority, or any material arbitration awards, relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security or similar Taxes, and/or income Tax withholding, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries is, and for the past 12 months has been, in compliance in all material respects with all applicable Laws and collective bargaining agreements regarding employment and employment practices, terms and conditions of employment, immigration, wages and hours, occupational safety and health, equal opportunity, leave of absence, eligibility for and payment of overtime, classification of independent contractors and employees, safety and health, unemployment insurance and workers’ compensation.

(c)          Notwithstanding anything to the contrary in this Article III, this Section 3.17 contains the sole and exclusive representations and warranties of Sellers relating to the matters that are the subject of the representations and warranties set forth in this Section 3.17.

Section 3.18   Taxes. Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)          All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account applicable extensions), and all Taxes reported as due on such Tax Returns have been paid. Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations period, or of the time for assessment or collection, applicable to any Tax or Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.

(b)          To the Knowledge of Sellers, there is no Proceeding pending with respect to any Tax Return filed by the Company or any of its Subsidiaries. Other than Permitted Liens, there are no Liens for Taxes upon any of the assets of the Company and its Subsidiaries. There are no requests for rulings or determinations in respect of any Tax pending between the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority, on the other hand. There are no closing agreements or similar arrangements with any Governmental Authority with regard to the determination of the Tax liability of the Company or any of its Subsidiaries.

(c)          To the Knowledge of Sellers, neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(d)          Notwithstanding anything to the contrary in this Article III, this Section 3.18 contains the sole and exclusive representations and warranties of Sellers relating Taxes.

Section 3.19  Brokers or Finders. Other than the Financial Advisor , there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Sellers, the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the Contemplated Transactions.

Section 3.20 Affiliate Transactions. Except as listed on Section 3.20 of the Disclosure Letter, there are no material Contracts (including management agreements) that shall survive the Closing between the Company or any of its Subsidiaries, on the one hand, and Sellers or any Affiliate thereof (excluding the Company and its Subsidiaries), on the other hand.

Section 3.21  Suppliers. Sellers have made available to Buyer a correct and complete list of the top ten (10) suppliers by expenditures of the Company and its Subsidiaries for the fiscal year ended December 31, 2017 (the “Material Suppliers”) and the amount of purchases from each Material Supplier during such period. To the Knowledge of Sellers, no Material Supplier has, since December 31, 2016, delivered written notice to the Company or any of its Subsidiaries cancelling or otherwise terminating, materially reducing, or threatening to cancel or terminate or materially reduce, its relationship with the Company or any of its Subsidiaries.

Section 3.22  Merchants; Merchant Accounts.

(a)          Sellers have made available to Buyer a correct and complete list of each Merchant of the Company and its Subsidiaries that processed in excess of $500,000 per month at any time during the fiscal year ended December 31, 2017 (each such Merchant, a “Material Merchant”). To the Knowledge of Sellers, no Material Merchant has, since December 31, 2016, delivered written notice to the Company or any of its Subsidiaries, cancelling or otherwise terminating, materially reducing, or threatening to cancel or terminate or materially reduce, such Material Merchant’s relationship with the Company or any of its Subsidiaries. To the Knowledge of Sellers, there are no facts or circumstances existing or reasonably anticipated to occur that would cause any Material Merchant to cancel, terminate or materially reduce its relationship with the Company or any of its Subsidiaries.

(b)          Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all cash reserve deposits maintained with respect to any Material Merchant comply with all applicable Card Association Rules and all applicable Law, (ii) to the extent the Company and its Subsidiaries are involved in handling or processing any Chargebacks, the Company and its Subsidiaries have handled and processed all Chargebacks in all material respects with all applicable Card Association Rules, (iii) to the Knowledge of Sellers, each Merchant of the Company and its Subsidiaries is, and has been since January 1, 2017, in compliance with all applicable Card Association Rules (including obligations to comply with the PCI-DSS).

(c)          All Merchant Accounts are free and clear of all Liens (other than Permitted Liens and Liens under the applicable sponsorship agreement).

(d)          To the Knowledge of Sellers, no Merchant of the Company or any of its Subsidiaries has received a Common Point-of-Purchase report since January 1, 2017.

Section 3.23 ISOs; Sales Agent Contracts.

(a)          Sellers have made available to Buyer, with respect to each ISO that is party to a Contract that is required to be disclosed in Section 3.13(a)(xi) of the Disclosure Letter (the “Material ISOs”) and each sales agent that is party to a Contract that is required to be disclosed in Section 3.13(a)(xi) of the Disclosure Letter (the “Material Agents”), the enrollment rates of new Merchants by the Material ISOs and Material Merchants as of the applicable dates and periods specified therein for the period from January 1, 2017 through December 31, 2017.

(b)          To the Knowledge of Sellers, no Material ISO or Material Agent has, since December 31, 2016, delivered written notice to the Company or any of its Subsidiaries cancelling or otherwise terminating, materially reducing or threatening to cancel or terminate or materially reduce, such Material ISO’s or Material Agent’s relationship with the Company or any of its Subsidiaries. To the Knowledge of Sellers, (i) there are no facts or circumstances existing or reasonably anticipated to occur that would cause any Material ISO or Material Agent to cancel, terminate or materially reduce its relationship with the Company or any of its Subsidiaries.

(c)          Sellers have made available to Buyer a list of each ISO of the Company or its Subsidiaries that is registered with the applicable Card Association. To the Knowledge of Sellers, each ISO of the Company or its Subsidiaries (i) is registered with the applicable Card Association if required by the applicable Card Association Rules and (ii) except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, is, and has been since January 1, 2017, in compliance, in all material respects, with all applicable Card Association Rules (including obligations to comply with the PCI-DSS). To the Knowledge of Sellers, no Material ISO is not in compliance, in any material respect, with the current credit review, underwriting standard and acceptance criteria of the Company or its Subsidiaries or the applicable BIN sponsor bank.

Section 3.24  Certain Business Practices. None of the Company, any Subsidiary of the Company, or any member, manager, director, officer or employee of the Company or any Subsidiary of the Company (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act or (iii) made any other payment in violation of similar anti-corruption Laws in the jurisdictions in which they do business. None of the Company, any Subsidiary of the Company, or any member, manager, director, officer or employee of the Company or any Subsidiary of the Company (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a member, manager, director, officer or employee of the Company) has, since January 1, 2015, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or any Subsidiary of the Company or assist the Company or any Subsidiary of the Company in connection with any actual or proposed transaction, which, if not given could reasonably be expected to have had an adverse effect on the Company or any Subsidiary of the Company, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Company or any Subsidiary of the Company that could reasonably be expected to subject the Company or any Subsidiary of the Company to suit or penalty in any Proceeding.

Section 3.25  Money Laundering Laws. The operations of the Company and each Subsidiary of the Company are and have been conducted at all times in compliance with the anti-money laundering statutes in all applicable jurisdictions, and the rules and regulations thereunder (collectively, the “Money Laundering Laws”), and, in each case as applicable to its business, no Proceeding involving the Company or any Subsidiary of the Company with respect to the Money Laundering Laws is pending or, to the Knowledge of Sellers, threatened.

Section 3.26  OFAC. None of the Company, any Subsidiary of the Company, any member, manager, director or officer of the Company or any Subsidiary of the Company, or, to the Knowledge of Sellers, any agent, employee, Affiliate or Person acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company or any Subsidiary of the Company has not, directly or indirectly, in violation of any U.S. sanctions administered by OFAC, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary of the Company, joint venture partner or other Person, in connection with any sales or operations in a country or territory which is, or whose government is, at any time the subject or target of a country-wide or territory-side sanctions (currently including the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria) or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

Section 3.27  Purchase for Investment.

(a)          Seller is an “accredited investor” within the meaning of Section 506 of Regulation D promulgated under the Securities Act.

(b)          The Consideration Shares will be acquired for investment for each Seller’s own account and not with a view to the distribution of any part thereof (or participation therein) in violation of the Securities Act. The Sellers do not have any contract, undertaking or agreement with any Person to sell, transfer, or grant participations with respect to the Consideration Shares.

(c)          Each Seller’s financial condition is such that it is able to bear the risk of holding the Consideration Shares for an indefinite period of time and can bear the loss of its entire investment in the Acquired Interests.

(d)          Each Seller (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Consideration Shares and is capable of bearing the economic risks of such investment.

(e)          Each Seller acknowledges that the Consideration Shares will not be issued in a transaction that has been registered under the Securities Act or under any state or foreign securities Laws.

Section 3.28  No Additional Representations or Warranties. Except for the representations and warranties EXPRESSLY contained in this Article III, None of sellers, THE COMPANY, any of their respective Affiliates, any of its or their Representatives, or any other Person, has made or shall be deemed to have made any representation or warranty to Buyer, express or implied, at law or in equity, with respect to the company and its subsidiaries, including any representations and warranties as to the accuracy or completeness of any Evaluation Material or as to the future sales, revenue, profitability or success of the company and its subsidiaries, or any representations or warranties arising from statute or otherwise in law, from a course of dealing or a usage of trade. All such other representations and warranties are expressly disclaimed by EACH Seller.

Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except (a) as set forth in the Buyer Disclosure Letter or (b) as disclosed in the Buyer Reports filed with the SEC prior to the date hereof (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Buyer Reports and excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent predictive, cautionary or forward-looking in nature), other than with respect to the representations and warranties set forth in Section 4.05 and Section 4.10, which shall not be qualified by such Buyer Reports, Buyer represents and warrants to Sellers that all of the statements contained in this Article IV are true as of the date hereof.

Section 4.01  Organization. Buyer is a Delaware corporation validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Buyer is duly qualified or licensed and in good standing to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Buyer has made available to Sellers correct and complete copies of the Organizational Documents of Buyer as in effect on the date hereof and as of immediately prior to the Closing.

Section 4.02  Authorization; Validity of Agreement.

(a)          Assuming Buyer obtains the Buyer Stockholder Approval, Buyer has the requisite corporate power and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is specified to be a party and to consummate the Contemplated Transactions. The execution, delivery and performance by Buyer of the Transaction Documents to which it is specified to be a party, and the consummation by Buyer of the Contemplated Transactions, have been duly authorized by Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize Buyer’s execution, delivery and performance of any Transaction Document to which it is specified to be a party or the consummation by Buyer of the Contemplated Transactions. This Agreement has been duly executed and delivered by Buyer. Assuming the due and valid authorization, execution and delivery of this Agreement by the other Parties, this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exclusion. Assuming the due and valid authorization, execution and delivery thereof by each other party thereto, each other Transaction Document to which Buyer is specified to be a party (when executed and delivered by Buyer) shall constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exclusion.

Section 4.03  Consents and Approvals; No Violations. Neither the execution, delivery or performance by Buyer of any Transaction Document to which it is specified to be a party, nor the consummation by Buyer of the Contemplated Transactions, will (a)conflict with or violate any provision of any Organizational Documents of Buyer, (b)result in a breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, (c)violate any material Laws applicable to Buyer or any of its material properties or assets, or (d)except for any required filings pursuant to the Securities Act, Exchange Act or NASDAQ, require on the part of Buyer any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority or Card Association, except, in the cases of clauses (b) through (d) of this Section 4.03, as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.04  Proceedings; Orders. There are no Proceedings or investigations by any Governmental Authority pending or, to the Knowledge of Buyer, threatened, against Buyer, nor are there any Orders naming Buyer.

Section 4.05  Capitalization.

(a)          The authorized capital stock of Buyer consists of 30,000,000 shares of common stock, $0.001 par value per share (“Common Stock”), and 1,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”), of which 7,058,743 shares of Common Stock (the “Buyer Common Shares”) and zero (0) shares of Preferred Stock (the “Buyer Preferred Shares” and together with the Buyer Common Shares, the “Buyer Issued Shares”) are issued and outstanding as of the date hereof and as of immediately prior to the Closing. All of the Buyer Issued Shares (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, (iii) were issued in compliance with all applicable state and federal securities Laws, (iv) are not subject to any Liens (other than Permitted Liens), (v) were not issued in violation of any Lien, purchase option, call option, right of first refusal, preemptive rights, subscription right or any similar right under applicable Law, the Buyer’s Organizational Documents or any Contract to which Buyer is a party or by which it is bound.

(b)          The Buyer Public Warrants are, and after giving effect to the Contemplated Transactions, will be, exercisable for one share of Common Stock at an exercise price of $11.50 per share in accordance with Buyer’s Organizational Documents. As of the date hereof and as of immediately prior to the Closing, 5,310,109 Buyer Public Warrants and 421,107 Buyer Private Warrants are outstanding. No Buyer Warrants are exercisable until 30 days following the Closing. All of the Buyer Warrants (i) are valid and binding obligations of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the Bankruptcy and Equity Exclusion, (iii) were issued in compliance with all applicable state and federal securities Laws, (iv) are not subject to any Liens (other than Permitted Liens), (v) were not issued in violation of any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the Buyer’s Organizational Documents or any Contract to which Buyer is a party or by which it is bound.

(c)          Other than the Buyer Issued Shares and the Buyer Warrants, there are no other Equity Interests of Buyer authorized, issued, reserved for issuance or outstanding. Except as expressly contemplated under or set forth in this Agreement and Buyer’s Organizational Documents, Buyer has not (i) granted any outstanding options, warrants, rights or other securities convertible into, or exchangeable or exercisable for, any Equity Interests of Buyer; (ii) entered into any Contracts relating to the issuance, sale, transfer, voting or registration of any Equity Interests of Buyer, or options, warrants, rights or other securities convertible into, or exchangeable or exercisable for, any of the foregoing; or (iii) granted or authorized any stock appreciation, phantom stock, profit participation or similar rights (in each case as to which Buyer has any outstanding liabilities or obligations). Except for the rights of holders of Buyer Common Shares to convert their Buyer Common Shares into cash held in the Trust Account (all of which rights will expire at Closing), there are no Contracts to which Buyer is a party or by which it is bound to repurchase, redeem or otherwise acquire any Equity Interests of Buyer. There are no Contracts to which Buyer is a party or by which it is bound to vote or dispose of any Equity Interest of Buyer and no revocable or irrevocable proxies or voting agreements with respect to any Equity Interests of Buyer.

(d)          Buyer does not own, directly or indirectly, any Equity Securities of any other Person.

(e)          The Consideration Shares, when and if issued, shall be (i) duly authorized, validly issued, fully paid and nonassessable, (ii) issued in compliance with all applicable state and federal securities Laws, (iii) not subject to any Liens (other than Permitted Liens), (iv) not issued in violation of any lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, Buyer’s Organizational Documents or any Contract to which Buyer is a party or by which it is bound, and (v) an amount of Equity Securities of Buyer sufficient to constitute “control” of Buyer within the meaning of Code Section 368(c).

Section 4.06  Trust Account. Buyer has, and will have prior to giving effect to the Buyer Stockholder Redemptions, at least $55,130,000 in the trust account established by Buyer for the benefit of its public stockholders (the “Trust Account”), which monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended), and held in trust by American Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of September 13, 2016, by and between Buyer and Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exclusion, and has not been amended, supplemented or modified since the execution hereof. Buyer has complied in all material respects with the terms of the Trust Agreement and is not in breach of or in default under the Trust Agreement. There are no separate Contracts, side letters, or other arrangements or understandings (express or implied) that would cause the description of the Trust Agreement set forth in the Buyer Reports to be inaccurate or that would entitle any Person (other than the Electing Stockholders) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released, other than to the Electing Stockholders. There are no Proceedings pending or, to the Knowledge of Buyer, threatened, with respect to the Trust Account or the Trust Agreement.

Section 4.07  Listing. The issued and outstanding Buyer Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “MACQU”. The issued and outstanding Buyer Common Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “MACQ”. The issued and outstanding Buyer Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “MACQW”. Buyer is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ, including the requirements for continued listing of the Buyer Units, Buyer Common Shares and Buyer Public Warrants on NASDAQ, and, there are no Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer with respect thereto. Buyer has not received any notice from NASDAQ or the SEC, in each case, regarding the deregistration or delisting of the Buyer Units, the Buyer Common Shares or the Buyer Public Warrants. Neither Buyer nor any of its Affiliates has taken any action in an attempt to deregister the Buyer Units, the Buyer Common Shares or the Buyer Public Warrants under the Exchange Act.

Section 4.08 Buyer Reports; Financial Statements.

(a)          Buyer has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports, schedules, proxies, registrations and other documents required to be filed or furnished by Buyer with the SEC pursuant to the SEC Guidance, as applicable, since the date of formation of Buyer under the Laws of the State of Delaware (the “Formation Date”), and all such forms, statements, certifications, reports, schedules, proxies, registrations and other documents required to be filed subsequent to the date hereof will be timely filed (all of the foregoing forms, statements, certifications, reports, schedules, proxies, registrations and other documents, together with any amendments, restatements or supplements thereto, and all exhibits thereto and documents incorporated therein by reference, the “Buyer Reports”). Each of the Buyer Reports, at the time of its filing or being furnished, complied, or, if not yet filed or furnished, will comply with the applicable requirements of the SEC Guidance, as applicable, and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any rules and regulations promulgated thereunder applicable to the Buyer Reports. As of their respective dates, the Buyer Reports filed or furnished to the SEC since the Formation Date did not, and any Buyer Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)          The Buyer Units, the Buyer Common Shares and the Buyer Public Warrants constitute the only outstanding classes of Equity Securities of Buyer registered under the Exchange Act.

(c)          Buyer has made available to Sellers all material correspondence between the SEC or any other Governmental Authority, on the one hand, and Buyer, on the other hand, since the Formation Date. There are no outstanding or unresolved comments from the SEC’s staff with respect to any of the Buyer Reports. To the Knowledge of Buyer, (i) none of the Buyer Reports is the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Authority is conducting any investigation or review of any Buyer Report.

(d)          Since the Formation Date, Buyer has been in compliance with the applicable provisions of the Sarbanes-Oxley Act. Buyer maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15, as applicable, under the Exchange Act and as necessary to permit preparation of financial statements in accordance with GAAP. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by Buyer is recorded, processed, summarized and reported within the time periods specified in the SEC Guidance, and that all such information is accumulated and communication to the individuals responsible for the preparation of Buyer’s filings with the SEC and other public disclosure documents to allow timely decisions regarding disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Buyer maintains a system of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and SEC Guidance. Since the Formation Date, neither Buyer (including any Representative thereof) nor its independent registered public accounting firm has identified or been made aware of (i) any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of internal control over financial reporting of Buyer, (ii) any fraud or allegation of fraud, whether or not material, that involves (or involved) the management of Buyer or other Representatives who have (or had) a role in the preparation of financial statements or the internal control over financial reporting utilized by Buyer or (iii) any claim or allegation regarding any of the foregoing.

(e)          Each of the audited financial statements and unaudited interim financial statements included in or incorporated by reference into the Buyer Reports (including the related notes and schedules thereto, if any) since the Formation Date (i) complied, or in the case of Buyer Reports filed after the date hereof, will comply, as to form in all material respects with all applicable Law, including SEC Guidance, (ii) has been prepared from, and is in accordance with, or in the case of Buyer Reports filed after the date of this Agreement, will be prepared from and will be in accordance with, the books and records of Buyer, (iii) were prepared, or in the case of Buyer Reports filed after the date of this Agreement, will be prepared, in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, and (iv) fairly presents, or in the case of Buyer Reports filed after the date of this Agreement, will fairly present (A) the consolidated financial condition of Buyer as of its date and (B) the results and operations, earnings and changes in financial condition, as the case may be, of Buyer for the periods set forth therein (subject, in the case of unaudited interim financial statements, to notes and normal year-end audit adjustments, none of which are material, individually or in the aggregate).

(f)          There are no outstanding loans or other extensions of credit made by Buyer to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Buyer. Buyer has not taken any action prohibited by Section 13(k) of the Exchange Act.

Section 4.09  Investment Company Act; JOBS Act. Buyer is not, and following the Closing will continue not to be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case, within the meaning of the Investment Company Act of 1940. Buyer constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012.

Section 4.10  Affiliate Transactions. None of Buyer’s Related Parties (a) is a party to any Contract with Buyer (any such Contract, an “Related Party Contract”), (b) has any direct financial interest in any property used by Buyer or (c) is a director, officer or employee of, any Person (other than Buyer) which is a material client, supplier, customer, lessor, lessee or competitor of Buyer. Ownership of Equity Securities of a Person whose Equity Securities are registered under the Exchange Act, of five percent (5%) or less of any class of such Equity securities shall not be deemed to be a financial interest for purposes of this Section 4.10.

Section 4.11  Buyer Material Contracts. Section 4.11 of the Buyer Disclosure Letter sets forth a correct and complete list of all Buyer Material Contracts. Each Buyer Material Contract is a valid and binding obligation of Buyer and, to the Knowledge of Buyer, of each other party thereto, and, to the Knowledge of Buyer, is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exclusion), and neither the Company, nor, to the Knowledge of Sellers, any other party thereto is (with or without the lapse of time or the giving of notice, or both) in material breach or material default thereunder, except for such breaches or defaults as would not reasonably be expected to be material to Buyer or have a Buyer Material Adverse Effect. None of the Buyer Material Contracts have been canceled or otherwise terminated, and Buyer has not received any written notice from any Person regarding any such cancellation or termination or any material default, in each case, with respect to a Buyer Material Contract.

Section 4.12  Information Supplied. None of the information supplied or to be supplied by Buyer expressly for inclusion or incorporation by reference in the filings with the SEC (including the Buyer Reports and mailings to Buyer’s stockholders with respect to the solicitation of proxies to approve the Contemplated Transactions (including the Proxy Statement)) will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Buyer or that is included in the Buyer Reports).

Section 4.13  Buyer Tax Matters.

(a)          All Tax Returns required to be filed by Buyer (the “Buyer Tax Returns”) have been timely filed (taking into account applicable extensions of time in which to file), and all Buyer Tax Returns are true, complete and correct in all material respects.

(b)          Buyer has fully and timely paid all Taxes required to have been paid by Buyer.

(c)          All deficiencies for material Taxes asserted or assessed in writing against Buyer have been fully and timely paid.

(d)          To the Knowledge of Buyer, Buyer has not been a party to a “listed transactions” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

(e)          Within the past two (2) years, Buyer has not distributed Equity Securities of another Person, or had its Equity Securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f)          Buyer has complied with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid over under all applicable Laws.

Section 4.14  Business Activities.

(a)          Since the Formation Date, Buyer has not conducted any business activities (i) other than activities directed toward the accomplishment of a Business Combination and maintenance of its corporate existence, (ii) in any jurisdiction other than the United States, or (iii) in any jurisdiction within the United States other than Delaware and New York. Except as set forth in Buyer’s Organizational Documents, there is no Contract or Order binding upon Buyer or to which Buyer is party, which has, or would reasonably be expected to have, the effect of prohibiting or impairing any business practice of Buyer or any acquisition of property by Buyer or the conduct of business by Buyer as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had, and would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)          Buyer does not own, or have a right to acquire, directly or indirectly, any interest or investment (whether debt or equity) in any Person. Except for this Agreement and the Contemplated Transactions, Buyer has no interest, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case, whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)          Buyer has no current or former employees or any Buyer Benefit Plans.

(d)          Except for liabilities and obligations (i) reflected or reserved for on Buyer’s consolidated balance sheet for the year ended December 31, 2016 as reported on Form 10-K or disclosed in the notes thereto, (ii) disclosed in the Buyer Disclosure Letter, (iii) incurred in the Ordinary Course of Business since the date of Buyer’s consolidated balance sheet for the period ended December 31, 2016 as reported on Form 10-K or (iv) incurred in connection with or contemplated by this Agreement or the Contemplated Transactions, Buyer does not have any liabilities of a type that are required by GAAP to be reflected or reserved against in a balance sheet of Buyer.

Section 4.15     Purchase for Investment.

(a)          Buyer is an “accredited investor” within the meaning of Section 506 of Regulation D promulgated under the Securities Act.

(b)          The Acquired Interests will be acquired for investment for Buyer’s own account and not with a view to the distribution of any part thereof (or participation therein) in violation of the Securities Act. Buyer does not have any contract, undertaking or agreement with any Person to sell, transfer, or grant participations with respect to the Acquired Interests.

(c)          Buyer’s financial condition is such that it is able to bear the risk of holding the Acquired Interests for an indefinite period of time and can bear the loss of its entire investment in the Acquired Interests.

(d)          Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Acquired Interests and is capable of bearing the economic risks of such investment.

(e)          Buyer acknowledges that the Acquired Interests have not been issued in a transaction registered under the Securities Act or under any state or foreign securities laws.

Section 4.16     Brokers or Finders. Other than in respect of the Deferred Underwriting Fees, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the Contemplated Transactions.

Section 4.17     Independent Investigation by Buyer; No Reliance.

(a)          Buyer hereby acknowledges and affirms that (i) it has conducted and completed its own investigation, analysis and evaluation of the Company and its Subsidiaries, (ii) it has made all such reviews and inspections of the financial condition, business, results of operations, properties, assets and properties of the Company and its Subsidiaries as it has deemed necessary and appropriate, (iii) each of Buyer and its Representatives have been permitted satisfactory access to the books and records, facilities, equipment, Tax Returns, Contracts, and other properties and assets of the Company that Buyer and its Representatives have desired or requested to see or review, and (iv) each of Buyer and its Representatives have had a satisfactory opportunity to meet with the officers and employees of the Company and its Subsidiaries to discuss the business of Buyer and its Subsidiaries.

(b)          Buyer hereby acknowledges and agrees that, except for the representations and warranties of Sellers expressly set forth in Article III, none of Sellers or any other Person has made, and Buyer and its Representatives had not relied on, any representation or warranty, express or implied, as to the accuracy or completely of any Evaluation Material or any other information regarding any Seller, the Company or any of its Subsidiaries. Buyer agrees, to the fullest extent permitted by applicable Law, that none of Sellers, the Company or any of its Subsidiaries, or any of their respective Affiliates or Representatives, will have or be subject to any liability on any basis (including in contract or tort, under federal or state securities Laws or otherwise) to Buyer, any Affiliates of Buyer or any of their respective Representatives based upon any Evaluation Material or any other information regarding any Seller, the Company or any of its Subsidiaries provided or made or available to Buyer, any Affiliates or any of their Representatives (or any omissions therefrom) resulting from the distribution to Buyer or its Representatives, or Buyer’s use, of any such information.

Article V

COVENANTS

Section 5.01     Conduct of the Company’s Business Pending the Closing. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, except (a) as set forth in Section 5.01 of the Disclosure Letter, (b) as required by any Contract in existence as of the date hereof or under applicable Law, (c) as otherwise contemplated by this Agreement or the other Transaction Documents, or (d) with the prior consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), the business of the Company and its Subsidiaries shall be conducted, in all material respects, in the Ordinary Course of Business; and Sellers shall not, and shall cause the Company and its Subsidiaries not to, other than in the Ordinary Course of Business:

(i)           transfer, issue, sell, authorize, encumber or dispose of any Equity Interests of the Company or any of its Subsidiaries;

(ii)          grant any options, warrants, calls or other rights to purchase or otherwise acquire Equity Interests of, or any stock appreciation, phantom stock or other similar right with respect to, the Company or any of its Subsidiaries;

(iii)         redeem, repurchase or otherwise acquire any outstanding Equity Interest of Company;

(iv)         effect any recapitalization, reclassification or any other similar change in the capitalization of the Company or any of its Subsidiaries;

(v)          adopt a plan of complete or partial liquidation, dissolution or other reorganization with respect to the Company or any of its Subsidiaries;

(vi)         amend, in any material respect, the Organizational Documents of the Company or any of its Subsidiaries (whether by merger, consolidation or otherwise);

(vii)        make any material change in any method of accounting or accounting practice of the Company or any of its Subsidiaries, except as required by changes in GAAP, as agreed to by its independent public accountants;

(viii)        merge or consolidate with any Person (other than a merger or consolidation of a Subsidiary of the Company with another Subsidiary of the Company);

(ix)          sell, lease, sublease, mortgage, pledge or otherwise encumber or dispose of any of the material properties or assets of the Company and its Subsidiaries, except in the Ordinary Course of Business or as described in the parenthetical set forth in clause (viii) of this Section 5.01;

(x)           declare, issue, make or pay any dividend or other distribution of assets in respect of any Equity Interests of the Company or any of its Subsidiaries (other than with respect to a dividend or distribution from any Subsidiary of the Company to the Company or any other Subsidiary of the Company);

(xi)          enter into any transaction with any Seller or any Affiliate thereof (excluding the Company and its Subsidiaries), other than (i) any transactions contemplated by any Material Contract; or (ii) the reimbursement of expenses of any Affiliate of any Seller in the Ordinary Course of Business;

(xii)         guarantee the indebtedness of any other Person in excess of $150,000;

(xiii)        extend any material loans other than travel or other expense advances to employees in the Ordinary Course of Business;

(xiv)        take any action that would cause the representations and warranties of Buyer set forth in Section 4.14(a) to be untrue or inaccurate; or

(xv)         enter into any Contract to do anything prohibited by this Section 5.01;

provided, however, that, the foregoing notwithstanding, the Company and its Subsidiaries may, at or prior to the Closing, use all or any portion of cash or cash equivalents of the Company and its Subsidiaries to (A) repay any indebtedness of the Company and its Subsidiaries (including in respect of the Existing Credit Agreements); or (B) declare and pay cash dividends with respect to the Equity Interests of the Company and its Subsidiaries.

Section 5.02     Conduct of Buyer’s Business Pending the Closing. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, except (a) as set forth in Section 5.02 of the Disclosure Letter, (b) as required by applicable Law, (c) as otherwise contemplated by this Agreement or the other Transaction Documents, or (d) with the prior consent of Sellers (which consent shall not be unreasonably withheld, delayed or conditioned), the business of Buyer shall be conducted, in all material respects, in the Ordinary Course of Business; and Buyer shall not, other than in the Ordinary Course of Business:

(i)           transfer, issue, sell, authorize, encumber, or dispose of any Equity Interests of Buyer;

(ii)           grant any options, warrants, calls or other rights to purchase or otherwise acquire Equity Interests of, or any stock appreciation, phantom stock or other similar right with respect to, Buyer;

(iii)          redeem, repurchase or otherwise acquire any outstanding Equity Interest of Buyer (other than consummation of the Buyer Stockholder Redemptions);

(iv)          effect any recapitalization or any split, combination or reclassification of any Equity Securities of Buyer or any other similar change in the capitalization of Buyer;

(v)           adopt a plan of complete or partial liquidation, dissolution or other reorganization with respect to Buyer;

(vi)          amend the Organizational Documents of Buyer;

(vii)         make any material change in any method of accounting or accounting practice of Buyer, except as required by changes in GAAP, as agreed to by its independent public accountants;

(viii)        merge or consolidate with any Person;

(ix)          sell, lease, sublease, mortgage, pledge or otherwise encumber or dispose of any of the properties or assets of Buyer;

(x)           engage in any new business activity;

(xi)          hire or change the terms of employment or engagement of any employee, independent contractor or other Person compensated to provide services to Buyer (other than any third party advisors retained by Buyer in connection with the Contemplated Transactions;

(xii)         enter into any Contract limiting in any way the ability of Buyer to compete with any Person in any particular geographic location or line of business;

(xiii)        declare, issue, make or pay any dividend or other distribution of assets in respect of any Equity Interests of Buyer;

(xiv)        except as set forth in Section 5.02 of the Buyer Disclosure Letter, enter into any Related Party Contract;

(xv)         except as set forth in Section 5.02 of the Buyer Disclosure Letter, incur any indebtedness or guarantee the indebtedness of any other Person;

(xvi)        commence, settle or compromise any Proceeding;

(xvii)       take any action that would cause the representations and warranties of Buyer set forth in Section 4.14(a) to be untrue or inaccurate; or

(xviii)      enter into any Contract to do anything prohibited by this Section 5.02.

Section 5.03     Access to Information.

(a)          From the date hereof until the Closing Date or, if earlier, termination of this Agreement, Sellers will (i) give, and will cause the Company and each of its Subsidiaries to give, Buyer and its Representatives such reasonable access, at reasonable times and during normal business hours, to the senior management, offices, properties, books and records of the Company and its Subsidiaries, as Buyer may reasonably request from time to time; and (i) furnish, and cause the Company and each of its Subsidiaries to furnish, to Buyer and its Representatives such financial and operating data and other information relating to the Company and its Subsidiaries, as Buyer may reasonably request from time to time; provided that (A) any actions to be performed by Sellers, the Company or any of its Subsidiaries at the request of Buyer pursuant to this Section 5.03(a) shall be performed only following reasonable prior written notice from Buyer to Sellers, in such manner as not to interfere unreasonably with the conduct of the business and operations of the Company and its Subsidiaries, and so as not to unduly burden the management team or resources of the Company and its Subsidiaries (it being agreed that the terms of such access shall be based on reasonable access procedures specified by Sellers or, as applicable, customers or suppliers (after taking into account any proposals made by Buyer in such regard)); and (B) all out-of-pocket costs incurred by the Company and its Subsidiaries in connection with such actions shall be at the expense of Buyer; provided, further, that, without the prior written consent of Sellers, Buyer and its Representatives shall not be entitled to any such access, information or documents the disclosure of which is restricted by any Law or Order applicable to any Seller, the Company or any of its Subsidiaries. Notwithstanding anything to the contrary set forth herein, Buyer is not authorized to and shall not (and shall cause its Affiliates and its and their respective Representatives not to) (s) contact any customer, supplier, or other material business relation of the Company or any of its Subsidiaries in connection with the Contemplated Transactions; and (y) perform invasive or subsurface investigations of the Premises, in each case, prior to the Closing without the prior written consent of Sellers, which may be withheld for any reason or no reason. Buyer shall, and shall cause its Affiliates and its and their respective Representatives to, abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to it, its Affiliates or its or any of their respective Representatives pursuant to this Section 5.03(a). In connection with the access rights granted by this Section 5.03(a), Buyer covenants and agrees, for itself and on behalf of its Affiliates, that, prior to Closing, it and they will not enter into any agreements with any officers, directors or employees of the Company or any of its Subsidiaries without Sellers’ prior written consent.

(b)          From the date hereof until the Closing Date or, if earlier, termination of this Agreement, Buyer will (i) give each Seller and its Representatives such reasonable access, at reasonable times and during normal business hours, to the senior management, offices, properties, books and records of Buyer, as such Seller may reasonably request from time to time; and (i) furnish to each Seller and its Representatives such financial and operating data and other information relating to Buyer, as such Seller may reasonably request from time to time; provided that (A) any actions to be performed by Buyer at the request of any Seller pursuant to this Section 5.03(b) shall be performed only following reasonable prior written notice from such Seller to Buyer, in such manner as not to interfere unreasonably with the conduct of the business and operations of Buyer, and so as not to unduly burden the management team or resources of Buyer (it being agreed that the terms of such access shall be based on reasonable access procedures specified by Buyer); and (B) all out-of-pocket costs incurred by Buyer in connection with such actions shall be at the expense of such Seller; provided, further, that, without the prior written consent of Buyer, each Seller and its Representatives shall not be entitled to any such access, information or documents (1) to the extent that access to, or disclosure of, such information or documents would, pursuant to the advice of Buyer’s legal counsel, waive or jeopardize, or reasonably be expected to waive or jeopardize, the attorney-client privilege or the application of the attorney-work-product doctrine; (2) the disclosure of which is restricted by any Law or Order applicable to Buyer; or (3) the disclosure of which would violate the terms and conditions of any confidentiality or similar agreements between Buyer, on the one hand, and a Third Party, on the other hand. Each Seller shall, and shall cause its Affiliates and its and their respective Representatives to, abide by the terms of the Confidentiality Agreement as if such Seller was a party thereto with respect to such access and any information furnished to it, its Affiliates or its or any of their respective Representatives pursuant to this Section 5.03(b).

Section 5.04     Form 8-K Filings. Buyer and Sellers shall cooperate in good faith with respect to the preparation of, and as promptly as practicable after the execution of this Agreement, Buyer shall file with the SEC, a Current Report on Form 8-K (the “Signing Form 8-K”) pursuant to the Exchange Act to report the execution of this Agreement. Buyer and Sellers shall cooperate in good faith with respect to the preparation of, and at least five (5) days prior to the Closing, Buyer shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant (the “Transaction Form 8-K”). Prior to the Closing, Buyer and Sellers shall prepare the press release announcing the consummation of the Contemplated Transactions (the “Press Release”). Concurrently with the Closing, Buyer shall file the Transaction Form 8-K with the SEC and distribute the Press Release. Each of the Signing Form 8-K and the Transaction Form 8-K so filed and the Press Release so distributed shall be in a form mutually agreed by Sellers and Buyer.

Section 5.05     Proxy Statement; Buyer Stockholders’ Meeting.

(a)          As promptly as reasonably practicable after the date hereof, Buyer shall prepare and file a proxy statement of Buyer with the SEC (as such filing is amended or supplemented, the “Proxy Statement”) for the purposes of (i) providing the Buyer Stockholders with the opportunity to redeem their Buyer Issued Securities in connection with the Contemplated Transactions and (ii) soliciting proxies from the Buyer Stockholders to obtain the requisite approval of the Contemplated Transactions and the other matters to be voted on at a meeting of the Buyer Common Shares to be called and held for such purpose (the “Buyer Stockholders Meeting”). The Proxy Statement, the Extension Proxy Statement, if any, and any Other Filings so filed shall be in a form mutually agreed by Sellers and Buyer. As promptly as practicable following the execution hereof, Buyer shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other Laws relating to the Contemplated Transactions (the “Other Filings”). Buyer shall notify Sellers promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other Governmental Authority for amendments or supplements to the Proxy Statement or any Other Filing or for additional information. As promptly as practicable after receipt thereof, Buyer shall provide Sellers and their counsel with copies of all written correspondence between Buyer or any of its Representatives, on the one hand, and the SEC, or its staff or other governmental officials, on the other hand, with respect to the Proxy Statement or any Other Filing. Buyer shall permit Sellers and their counsel to review the Proxy Statement and any exhibits, amendments or supplements thereto and shall consult with Sellers and their Representatives concerning any comments from the SEC with respect thereto and shall not file the Proxy Statement or any exhibits, amendment or supplement thereto or any response letters to any comments from the SEC without the prior written consent of Sellers in their sole discretion. Buyer shall cause that each of the Proxy Statement and any Other Filing will comply as to form and substance with the requirements of all applicable Law and SEC Guidance. Buyer shall cause the Proxy Statement not to include, to the Knowledge of Buyer, as of the date the Proxy Statement is first mailed to the Buyer Stockholders, and as of the time of the Buyer Stockholders Meeting, any untrue statement of a material fact or omission of a statement of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Sellers shall each confirm in writing to Buyer, as of the date of mailing the Proxy Statement to the Buyer Stockholders, that the information relating to the Company and its Subsidiaries contained in the Proxy Statement does not, to the Knowledge of Sellers, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. After the Proxy Statement is first mailed to the Buyer Stockholders, if any event occurs which would reasonably be expected to result in the Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading, Buyer or Sellers, as the case may be, shall promptly inform the other Party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the Buyer Stockholders, an amendment or supplement to the Proxy Statement.

(b)          As promptly as reasonably practicable following the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, or, in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, Buyer shall establish a record date (which date shall be approved by the Sellers, such approval not to be unreasonably withheld, delayed or conditioned) for, duly call, give notice of, convene and hold the Buyer Stockholders Meeting for the purpose of obtaining the affirmative vote of a majority of the outstanding Buyer Common Shares as of the record date for the Buyer Stockholders Meeting approving the Buyer Board Recommendation (the “Buyer Stockholder Approval”). The Buyer Stockholders Meeting shall be held not more than 30 days after the date on which Buyer mails the Proxy Statement to the Buyer Stockholders. Buyer shall use its reasonably best efforts to obtain the Buyer Stockholder Approval, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the Buyer Stockholder Approval. Subject to the following sentence, Buyer shall, through the board of directors of Buyer (the “Buyer Board”), recommend to the Buyer Stockholders that they vote in favor of (i) the adoption of this Agreement and approval of the Contemplated Transactions, including an increase in the authorized number of shares of Common Stock and the issuance of the Consideration Shares to Sellers in accordance with the terms hereof, (ii) the amendment and restatement of the certificate of incorporation of Buyer in the form of the A&R Buyer Charter and, to the extent a vote of stockholders is necessary, the amendment and restatement of the by-laws of Buyer in the form of the Buyer A&R By-laws, (iii) the adoption of the Earnout Incentive Plan, and (iv) any other proposals the Parties deem necessary or advisable to consummate the Contemplated Transactions (the “Buyer Board Recommendation”), and Buyer shall include the Buyer Board Recommendation in the Proxy Statement. The Buyer Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Buyer Board Recommendation (any such change, withdrawal, withholding, qualification, modification or proposal, a “Change in Recommendation”); provided, that, without limiting Buyer’s obligations set forth in Section 5.06, the Buyer Board may make a Change in Recommendation if it determines in good faith, after consultation with and being advised by outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the Buyer Board of its fiduciary obligations to the Buyer Stockholders under applicable Law. Buyer agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Buyer Stockholders Meeting for the purpose of seeking the Buyer Stockholder Approval shall not be affected by any Change of Recommendation, and Buyer agrees to establish a record date for, duly call, give notice of, convene and hold the Buyer Stockholders Meeting and submit for the approval of the Buyer Stockholders the matters contemplated by the Proxy Statement, regardless of whether or not there shall be a Change in Recommendation. Notwithstanding anything herein to the contrary, Buyer shall be entitled to postpone or adjourn the Buyer Stockholders Meeting (A) to ensure that any supplement or amendment to the Proxy Statement that the Buyer Board has determined in good faith is required by applicable Law is disclosed to the Buyer Stockholders and for such supplement or amendment to be promptly disseminated to the Buyer Stockholders prior to the Buyer Stockholders Meeting, (B) if, as of the time for which the Buyer Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Buyer Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Buyer Stockholders Meeting or (C) by up to 10 Business Days in order to solicit additional proxies from Buyer Stockholders for the purpose of obtaining the Buyer Stockholder Approval; provided, that in the event of a postponement or adjournment pursuant to clauses (A) or (B) above, the Buyer Stockholders Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved, and in no event shall the Buyer Stockholders Meeting be reconvened on a date that is later than five (5) Business Days prior to the Termination Date.

Section 5.06     Exclusivity. Between the date hereof and the Closing, neither Buyer nor any Seller shall take, nor shall such Party permit any of its Affiliates or Representatives to take, any action to solicit, encourage, initiate or engage in any discussions or negotiations with, or provide any information to or enter into any Contract with any Person (other than the other Parties) concerning, in the case of Buyer, any Business Combination, and in the case of any Seller, any merger or purchase of all or substantially all of the Equity Securities or assets of the Company and its Subsidiaries, taken as a whole, to any other Person (other than Buyer).

Section 5.07     Listing. Buyer shall (a) cause the Consideration Shares to be approved for listing on and tradable over NASDAQ on a tier no lower than the Buyer Common Shares trade on the date hereof, (b) cause the Buyer Common Shares and the Buyer Public Warrants to remain listed on NASDAQ from and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Article VII.

Section 5.08     Related Party Contracts. Except as expressly provided herein, Buyer shall cause, effective as of the Closing, each outstanding Related Party Contract to be terminated, without any post-Closing liability or obligation of Buyer, the Company, any of its Subsidiaries or any of their respective Affiliates, as applicable, thereunder.

Section 5.09     Updates to the Disclosure Letter. From the date hereof through the Closing, Sellers shall have the right (but not the obligation) to supplement or amend, by written notice delivered to Buyer, the Disclosure Letter, if and to the extent applicable, with respect to any matter hereafter arising or of which Sellers becomes aware after the date hereof. In such event, unless such event would be reasonably expected to have, individually or in the aggregate with the events described in other written notices previously delivered to Buyer pursuant to this Section 5.09, a Material Adverse Effect, as applicable, such written notice shall be deemed to have amended the Disclosure Letter, and to have qualified the representations and warranties contained in Article III, as applicable, for all purposes hereunder, including for the purpose of determining whether the conditions specified in Section 6.02, have been satisfied. From the date hereof through the Closing, each of Buyer and Sellers shall promptly give written notice to the other Party if it breaches any of its representations, warranties, covenants or obligations contained in this Agreement if such breach (a) has resulted in, or would reasonably be expected to result in, the failure of any condition set forth in Article VI; or (b) has prevented or materially impeded, interfered with, hindered or delayed, or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay, the Contemplated Transactions.

Section 5.10     Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions hereof, including the specific requirements set forth in Section 5.11, Buyer and Sellers will use their respective reasonable best efforts to take, or cause to be taken (including by causing any Affiliates to take actions), all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the Contemplated Transactions, including (a) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all registrations, filings, applications and notices that are necessary, proper or advisable to consummate the Contemplated Transactions; and (b) obtaining and maintaining all consents, approvals or waivers from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Contemplated Transactions. Sellers and Buyer agree to (and Sellers, prior to the Closing, agrees to cause the Company and its Subsidiaries to, and Buyer, after the Closing, agrees to cause the Company and its Subsidiaries to) execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Contemplated Transactions.

Section 5.11     Certain Filings/Consents. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, Sellers and Buyer shall (i) cooperate with each other (A) in determining whether any action, consent, approval or waiver of, or registration, filing or application with, or giving of any notice to, any Governmental Authority or other Person (whether a party to a Material Contract or otherwise), in addition to those set forth in Section 3.03 of the Disclosure Letter and Section 4.03 of the Buyer Disclosure Letter, is necessary or advisable in connection with the consummation of the Contemplated Transactions; and (B) in obtaining any action, consent, approval or waiver, or making a registration, filing or application with, or giving any notice to, any Person identified pursuant to clause (A) of this sentence or Section 5.11 or set forth in Section 3.03 of the Disclosure Letter or Section 4.03 of the Buyer Disclosure Letter; and (ii) seek to use their respective reasonable best efforts to obtain, make or give any of the foregoing on a timely basis.

Section 5.12     Public Announcements. Except for the Press Release, neither Buyer nor any Seller shall issue any press release or public announcement concerning this Agreement or the Contemplated Transactions without obtaining the prior written approval of the other Parties (which approval shall not be unreasonably withheld, delayed or conditioned) unless, such Party is advised by outside legal counsel that disclosure is otherwise required by applicable Law; provided that, to the extent any such disclosure is required by applicable Law, the Party intending to make such disclosure shall use reasonable best efforts consistent with applicable Law to consult with the other Parties with respect to the content and timing of any such disclosure before such disclosure is made.

Section 5.13     Certain Tax Matters.

(a)          Buyer shall be liable for, and shall pay, in a due and timely manner any sales, use, value added, documentary, stamp duty, gross receipts, registration, transfer, transfer gain, conveyance, excise, recording, license and other similar Taxes (“Transfer Taxes”) arising out of or in connection with or attributable to the transfer and sale of the Acquired Interests at the Closing. Buyer shall prepare all Tax Returns in respect of Transfer Taxes and Sellers shall use commercially reasonable efforts to cooperate in the preparation and filing of such returns.

(b)          With respect to the Company or any of its Subsidiaries, Buyer shall not amend any Tax Returns filed with respect to any taxable year ending on or before the Closing Date or make any Tax election or take any other action that has retroactive effect to any such taxable year, in each case, without the prior written consent of Sellers.

(c)          For federal (and applicable state and local) tax purposes (i) the contribution of the Acquired Interests by Sellers and the issuance to Sellers of the Consideration Shares in exchange therefor is intended to be treated as an “exchange” by Sellers of all of the assets of the Company within the meaning of Section 351(a) of the Code, and (ii) the acquisition of the Acquired Interests by Buyer is intended to be treated as the acquisition of the assets and assumption of the liabilities of the Company in accordance with IRS Revenue Ruling 99-6, Situation 2 (collectively, the “Intended Tax Treatment”). No Party shall take any action, or fail to take any action, that would cause the contribution of the Acquired Interests by Sellers and the issuance to Sellers of the Consideration Shares by Buyer to fail to qualify for the Intended Tax Treatment. Except as otherwise required by applicable Law, no Party shall take any position on its Tax Returns or in connection with any Proceeding that is inconsistent with the Intended Tax Treatment.

Section 5.14     No Claim Against Trust Account. Sellers have read the final prospectus of Buyer, dated September 13, 2016 (the “Prospectus”), and understand that Buyer has established the Trust Account for the benefit of the public stockholders of Buyer and the Underwriters pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Buyer may disburse monies from the trust account only for the purposes set forth in the Trust Agreement. For and in consideration of Buyer agreeing to enter into this Agreement with the Company, Sellers each hereby agree that they do not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Buyer.

Section 5.15     Earnout Incentive Plan.

(a)          At or prior to the Closing, Buyer shall adopt an incentive equity plan (the “Earnout Incentive Plan”) substantially in the form attached as Exhibit E hereto.

(b)          If Buyer would be permitted to issue any shares of Common Stock pursuant to Section 2.1(a)(i) of the Earnout Incentive Plan as in effect as of the Closing, then Buyer shall issue 1,960,000 shares of Common Stock to the Sellers or their respective designees. If Buyer would be permitted to issue 2,940,000 shares of Common Stock pursuant to Section 2.1(a)(ii) the Earnout Incentive Plan as in effect as of the Closing, then Buyer shall issue 1,960,000 shares of Common Stock to the Sellers or their respective designees. If Buyer would be permitted to issue 5,880,000 shares of Common Stock pursuant to Section 2.1(a)(iii) of the Earnout Incentive Plan as in effect as of the Closing, then Buyer shall issue 3,920,000 shares of Common Stock to Sellers or their respective designees. For the avoidance of doubt, this Section 5.15(b) shall not be interpreted to authorize the issuance of shares of Common Stock to Sellers in excess of 3,920,000. PIEH hereby designates PIH as its designee for purposes of this Section 5.15(b).

Section 5.16     D&O Insurance. Prior to the Closing, Buyer shall purchase a “tail” directors’ and officers’ liability insurance policy (the “D&O Policy”) effective as of Closing that (a) has an effective term of six (6) years from the Closing, (b) covers each of the officers and directors of the Buyer as of immediately prior to the Closing and (c) contains terms that are substantially comparable those of Buyer’s directors’ and officers’ insurance coverage in effect on the date hereof.

Section 5.17     Trust Extension.

(a)          In the event that the Closing has not taken place on or before the date that is the 18-month anniversary of the IPO (the “First Extension Deadline”), Buyer hereby agrees, in order to extend the time the Buyer has available to complete a Business Combination pursuant to Section 1(l) of the Trust Agreement, to deposit an amount in cash equal to $132,753 (the “Extension Deposit Amount”) into the Trust Account on or before the First Extension Deadline; provided that, if (i) the Extension Deposit Amount is paid by Buyer pursuant to this Section 5.17(a) and (ii) the Closing has occurred on or prior to the Second Extension Deadline, then Sellers shall reimburse Buyer for one-half of the Extension Deposit Amount; provided, further, that, for the avoidance of doubt, if any Extension Deposit Amount is paid by Sellers pursuant to Section 5.17(b), then Buyer shall not be entitled to any such reimbursement.

(b)          In the event that the Closing has not taken place on or before the date that is the 19-month anniversary of the IPO (the “Second Extension Deadline”) or the 20- month anniversary of the IPO (the “Third Extension Deadline”), Sellers hereby agree, in order to extend the time Buyer has available to complete a Business Combination pursuant to Section 1(l) of the Trust Agreement, to deposit an amount in cash equal to the Extension Deposit Amount into the Trust Account on or before the Second Extension Deadline and the Third Extension Deadline, as applicable.

(c)          If either Buyer or Sellers reasonably believe that the Closing may not occur on or prior to June 18, 2018 but that the Parties are reasonably capable of causing the Closing to occur on or prior to September 18, 2018, then, at the request of the Sellers’ Representative, Buyer shall (i) seek the approval of the Buyer Stockholders to extend the deadline for Buyer to consummate a Business Combination beyond June 18, 2018 to a date no earlier than September 18, 2018 (or such other date as Sellers’ Representative and Buyer may otherwise agree, and which may be structured, as agreed by the Buyer and the Sellers’ Representative, as multiple monthly or other periodic extensions at the election of Buyer (which Buyer will elect to extend, in each case, at the written request of the Sellers’ Representative) without the requirement to seek additional Buyer stockholder approval (such applicable date, the “Additional Extension Deadline”) and (ii) use commercially reasonable efforts to obtain such approval. Without limiting the foregoing, in order to seek such approval, on or prior to April 18, 2018 (or such other date as the Sellers’ Representative and Buyer may otherwise agree), Buyer shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, materials in the form of a preliminary proxy statement (the “Extension Proxy Statement”) to be used for the purpose of soliciting proxies from the Buyer Stockholders to approve, at a special meeting of the Buyer Stockholders to be held prior to June 18, 2018, an amendment to Buyer’s certificate of incorporation to extend the deadline for Buyer to consummate a Business Combination to the Additional Extension Deadline, and providing the Buyer Stockholders with an opportunity to have their Buyer Common Shares redeemed in connection therewith.

Section 5.18     Goldman Warrant. At the Closing, Buyer shall issue to GS & Co. a warrant (the “Replacement GS Warrant”), in exchange for the cancellation of the Goldman Warrant, on substantially the same terms of the Goldman Warrant and in a form acceptable to the Sellers’ Representative and GS & Co., which shall be exercisable for an aggregate number of shares of Common Stock, rounded to the nearest whole share, equal to (a) (i)0.0217 multiplied by (ii) the Company Equity Value, divided by (b) $10.30. Sellers shall have obtained prior written agreement from GS & Co. with respect to the issuance of the Replacement Warrant in exchange for the cancellation of the Goldman Warrant prior to such issuance. Notwithstanding the foregoing, if the Goldman Warrant is exercised or is otherwise no longer outstanding as of immediately prior to the Closing, then no Replacement GS Warrant shall be issued pursuant to this Section 5.18.

Article VI

CONDITIONS TO CLOSING

Section 6.01     Conditions to Obligation of Each Party. The respective obligation of each Party to consummate the Closing shall be subject to the satisfaction or (to the extent permitted by applicable Law) waiver by each Party on or prior to the Closing Date of each of the following conditions:

(a)          no applicable Order or Law shall be in effect that would prohibit or make illegal the consummation of any of the Contemplated Transactions;

(b)          the Buyer Stockholder Approval shall have been duly obtained in accordance with the DGCL, Buyer’s Organizational Documents and the NASDAQ rules and regulations;

(c)          the Buyer Stockholder Redemptions shall have been consummated in accordance with this Agreement and Buyer’s Organizational Documents; and

(d)          the amount of Available Cash shall not be less than the Minimum Cash Amount.

Section 6.02     Conditions to Obligation of Buyer. In addition to the conditions set forth in Section 6.01, the obligation of Buyer to consummate the Closing shall be subject to the satisfaction, or (to the extent permitted by applicable Law) waiver by Buyer on or prior to the Closing Date, of each of the following further conditions:

(a)          the representations and warranties of Sellers set forth in Article III, taken together, excluding for purposes of this Section 6.02(a) any reference to any materiality, “Material Adverse Effect” or similar standards or qualifiers contained therein, shall be true and correct as of the Closing Date as if made on such date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except for any breaches of such representations and warranties that would not, individually or in the aggregate, have a Material Adverse Effect; and

(b)          Sellers shall have performed and complied in all material respects with all of its other obligations under this Agreement required to be performed and complied with by it as of the Closing Date.

Section 6.03     Conditions to Obligation of Sellers. In addition to the conditions set forth in Section 6.01 above, the obligation of Sellers to consummate the Closing shall be subject to the satisfaction, or (to the extent permitted by applicable Law) waiver by Sellers, on or prior to the Closing Date, of each of the following further conditions:

(a)          the representations and warranties of Buyer set forth in Article IV, taken together, excluding for purposes of this Section 6.03(a) any reference to any materiality, “Buyer Material Adverse Effect” or similar standards or qualifiers contained therein, shall be true and correct as of the Closing Date as if made on such date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except for any breaches of such representations and warranties that would not, individually or in the aggregate, have a Buyer Material Adverse Effect;

(b)          Buyer shall have performed and complied in all material respects with all of its other covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing Date; provided that Buyer shall be required to have performed and complied with its covenants set forth in Section 5.13(c) in all respects; and

(c)          the Common Stock shall be listed for trading on NASDAQ.

Section 6.04     Failure or Waiver of Conditions. Neither Buyer nor Sellers may rely on the failure of any condition to its obligations to consummate the Closing set forth in Section 6.01, Section 6.02, or Section 6.03, as the case may be, to be satisfied if such failure was caused by such Party’s or its Affiliates’ failure to use reasonable best efforts to satisfy the conditions to the Contemplated Transactions or by any other breach by such Party of a representation, warranty or covenant hereunder. All conditions to the Closing shall be deemed to have been satisfied or waived following the Closing.

Article VII

TERMINATION

Section 7.01     Grounds for Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

(a)          by the mutual written agreement of Sellers and Buyer;

(b)          by Buyer if the Closing has not occurred on or prior to the Termination Date; provided that Buyer is not at the time of such election to terminate in breach in any material respect of any of its obligations hereunder;

(c)          by Sellers if the Closing has not occurred on or prior to the Termination Date; provided that no Seller is at the time of such election to terminate in breach in any material respect of any of its obligations hereunder;

(d)          by Buyer if there has been a breach by any Seller of any representation, warranty, covenant or agreement set forth herein and the effect of such breach would be to cause the conditions to Buyer’s obligation to consummate the Closing set forth in Section 6.01 or Section 6.02 not to be capable of being satisfied, and such breach is not cured or is not reasonably capable of being cured within 30 days of receiving written notice of such breach or alleged breach from Buyer, it being understood and agreed that this Agreement may not be terminated pursuant to this Section 7.01(d) during such 30-day period or following such 30-day period if such breach is cured during such 30-day period;

(e)          by Sellers if there has been a breach by Buyer of any representation, warranty, covenant or agreement set forth herein and the effect of such breach would be to cause the conditions to Sellers’ obligation to consummate the Closing set forth in Section 6.01 or Section 6.03 not to be capable of being satisfied, and such breach is not cured or is not reasonably capable of being cured within 30 days of receiving written notice of such breach or alleged breach from Sellers, it being understood and agreed that this Agreement may not be terminated pursuant to this Section 7.01(e) during such 30-day period or following such 30-day period if such breach is cured during such 30-day period;

(f)          by either Party if there shall be in effect a final, non-appealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions; it being agreed that the Parties shall promptly appeal any adverse determination that is appealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 7.01(f) shall not be available to a Party if such Order was primarily due to the failure of such Party to perform any of its obligations under this Agreement; or

(g)          by Sellers if (i) the Buyer Stockholder Approval is not obtained at the Buyer Stockholders Meeting (including any adjournment thereof pursuant to Section 5.05(b)) or (ii) after the date the Buyer Stockholder Redemptions have been consummated if the Buyer Stockholder Redemptions result in Available Cash of immediately prior to the Closing being less than the Minimum Cash Amount.

Section 7.02     Procedure and Effect of Termination. If this Agreement is terminated by Sellers or Buyer pursuant to Section 7.01, written notice thereof shall be given to the other Party. If this Agreement is terminated and the Contemplated Transactions are abandoned as provided herein:

(a)          each Party shall redeliver all documents, work papers and other material of any other Party relating to the Contemplated Transactions, whether so obtained before or after the execution hereof, to the Party furnishing the same;

(b)          all confidential information received by any Party with respect to the business of the other Party or any of its Affiliates shall be treated in accordance with the provisions of the Confidentiality Agreement, which shall survive the termination of this Agreement; and

(c)          all filings, applications and other submissions made to any Person, including any Governmental Authority, in connection with the Contemplated Transactions shall, to the extent practicable, be withdrawn from such Person.

Section 7.03     Effect of Termination. If this Agreement is terminated and the Contemplated Transactions are abandoned in accordance with Section 7.01, this Agreement shall become void and of no further force and effect (other than Section 5.12, Section 7.02, this Section 7.03, and Article VIII, each of which shall survive the termination of this Agreement and be enforceable by the Parties), and there shall be no liability or obligation on the part of any Party to the other Party; provided, however, that nothing herein shall relieve any Party from any liability for any willful and material breach of the provisions of this Agreement by such Party prior to the termination of this Agreement, in which case, the non-breaching Parties shall be entitled to all rights and remedies available at law and in equity.

Article VIII

MISCELLANEOUS

Section 8.01     Notices. All notices, consents and other communications hereunder (a) shall be in writing; (b) shall be deemed to have been duly given (i) when delivered by hand or by Federal Express or a similar overnight courier to the address for such Party set forth below; (ii) five (5) days after being post-marked by the United States Postal Service enclosed in a postage-prepaid, registered or certified envelope addressed to the address of such Party set forth below; or (iii) when successfully transmitted by email to the email address for such Party set forth below; and (c) shall be sent to the following addresses or email addresses (or at such other address or email address for a Party as shall be specified by like notice; provided, however, that any notice of change of email address shall be effective only upon receipt):

(i)           if to Sellers, to:

c/o PSD Partners
19 West 44th Street, Suite 1416
New York, New York 10036
Email:     tpriore@pps.io
Attn:      Thomas C. Priore

with copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Email:     michael.gilligan@srz.com
Attn:      Michael E. Gilligan

(ii)          if to Buyer, to:

c/o Magna Management, LLC
40 Wall Street, 58th Floor
New York, New York 10005
Email:     marc.manuel@mag.na
Attn:      Marc Manuel

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Email:     gcaruso@loeb.com
Attn:      Giovanni Caruso

Section 8.02     Amendments and Modifications. Any provision of this Agreement may be amended or modified only by a written instrument signed by each Party.

Section 8.03     Waiver. No waiver hereunder shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any Party of a breach of or a default under any provision of this Agreement, nor the failure by any Party, on one or more occasions, to enforce any provision of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any such provision, right or privilege hereunder.

Section 8.04     Disclosure Letter and Buyer Disclosure Letter References. The disclosure of any matter in any Section of the Disclosure Letter or the Buyer Disclosure Letter, as applicable, shall be deemed to be a disclosure for all purposes of this Agreement and for all Sections of the Disclosure Letter or the Buyer Disclosure Letter, as applicable, (it being agreed that any matter disclosed in any Section of the Disclosure Letter or the Buyer Disclosure Letter, as applicable, shall be deemed to be disclosed herein with respect to any other Section of this Agreement to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other Section of this Agreement) but shall expressly not be deemed to constitute an admission or indication by any Seller or Buyer, as applicable, or to otherwise imply, that any such matter is material for the purposes of this Agreement. Nor shall any disclosure in a Section of the Disclosure Letter or the Buyer Disclosure Letter, as applicable, be deemed to constitute an acknowledgment that any such matter is required to be disclosed. No disclosure in any Section of the Disclosure Letter or the Buyer Disclosure Letter, as applicable, relating to a possible breach or violation of any Contract or Law shall be construed as an admission or indication that breach or violation exists or has actually occurred. The disclosure of any matter in any Section of the Disclosure Letter or the Buyer Disclosure Letter is not to be treated as constituting or implying any representation, warranty, assurance or undertaking by a Party not expressly set forth herein or as adding to or extending the scope of any of a Party’s representations or warranties set forth herein. Any capitalized terms used in any Disclosure Letter but not otherwise defined therein shall be defined as set forth herein.

Section 8.05     Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement, the Contemplated Transactions, and the consummation of the Contemplated Transactions, including any advisor fees and expenses, whether or not the Contemplated Transactions are consummated, shall be paid by the Person incurring such cost or expense; provided that, for the avoidance of doubt, nothing in this Section 8.05 shall impair a Party’s rights under Section 7.03 in the event this Agreement has been validly terminated, and the other Party had materially breached this Agreement prior to the time of such termination.

Section 8.06     Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party, and any purported assignment without such consent shall be null and void ab initio.

Section 8.07     Parties in Interest. This Agreement will be binding upon, inure solely to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns, except to the extent otherwise provided in Section 8.13.

Section 8.08     Governing Law. This Agreement shall be construed, performed and enforced in accordance with the Laws of the State of Delaware (without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction) as to all matters, including matters of validity, construction, effect, performance and remedies.

Section 8.09     Jurisdiction.

(a)          Each of the Parties irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the United State District Court for the District of Delaware or any state court sitting in the City of Wilmington in the State of Delaware. Each of the Parties hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Proceeding relating to this Agreement or the Contemplated Transactions in any court other than the aforesaid courts. Each of the Parties hereby agrees that service of process, summons, notice or document by registered mail addressed to them at its address provided in Section 8.01 shall be effective service of process against them for any such Proceeding brought in any of the aforesaid courts.

(b)          Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve in accordance with Section 8.01; (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any Proceeding commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) such Proceeding in such court is brought in an inconvenient forum; (B) the venue of such Proceeding is improper; or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.10     Waiver of Jury Trial.

(a)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS Section 8.10(a) AND EXECUTED BY EACH PARTY). THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OTHER AGREEMENTS OR DOCUMENTS RELATING TO THE CONTEMPLATED TRANSACTIONS. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of the Contemplated Transactions, including contract claims, tort claims, breach-of-duty claims and all other common law and statutory claims. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

(b)          EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (III) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.10.

Section 8.11     Relationship of the Parties. The Parties agree that this is an arm’s length transaction in which the Parties’ undertakings and obligations are limited to the performance of their obligations under this Agreement. Buyer acknowledges that it is a sophisticated investor and that it has only a contractual relationship with each Seller, based solely on the terms of this Agreement and the other Transaction Documents and the Confidentiality Agreement, and that there is no special relationship of trust or reliance between any Seller and Buyer.

Section 8.12     Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. In the event that any signature to this Agreement is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 8.13     Third-Party Beneficiaries. The representations, warranties and agreements of the Parties contained herein are intended solely for the benefit of the Party to whom such representations, warranties or agreements are made, and shall confer no rights hereunder, whether legal or equitable, in any other Person, and no other Person shall be entitled to rely thereon; provided, however, that the Parties specifically acknowledge and agree that the provisions of Section 8.21 are intended to be for the benefit of, and shall be enforceable by, the persons identified therein.

Section 8.14     Entire Agreement. This Agreement (including the other Transaction Documents and the other documents and instruments referred to herein and therein), the Confidentiality Agreement, the Disclosure Letter, and the Buyer Disclosure Letter set forth the entire agreement and understanding of the Parties in respect of the Contemplated Transactions and supersede all prior discussions, negotiations, agreements, arrangements and understandings, whether oral or written, relating to the subject matter hereof and thereof. There are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof, except as specifically set forth herein or the other Transaction Documents, or in the Confidentiality Agreement.

Section 8.15     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Contemplated Transactions be consummated as originally contemplated to the fullest extent possible.

Section 8.16     Non-Survival of Representations, Warranties and Covenants. No representation, warranty, covenant or other agreement contained herein or in any instrument or certificate delivered by any Party at Closing will survive the Closing or termination of this Agreement, and no Party shall have any liability to the other Party after the Closing for any breach thereof, except for (a) covenants and agreements that contemplate performance after the Closing or after the termination of this Agreement or otherwise expressly by their terms survive the Closing or termination of this Agreement, (b) the representations, warranties, covenants and other agreements set forth in Section 3.28 and Section 4.17, each of which will survive in accordance with its terms, provided that, for the avoidance of doubt, nothing in this Section 8.16 shall impair a Party’s rights under Section 7.03 in the event this Agreement has been validly terminated, and the other Party had materially breached this Agreement prior to the time of such termination.

Section 8.17     Remedies.

(a)          Each Party acknowledges and agrees that irreparable injury to the other Party would occur if any provision hereof were not performed in accordance with its specific terms or were otherwise breached, and that such injury would not be adequately compensable in damages because of the difficulty of ascertaining the amount of damages that would be suffered in the event that this Agreement were breached. It is accordingly agreed that, subject to the further provisions of this Section 8.17, prior to the valid termination of this Agreement pursuant to Section 7.01, each Party shall be entitled, in addition to any other remedy to which it is entitled at law or in equity, to specific enforcement of, and injunctive relief, without proof of actual damages, to prevent any breach or violation of, the terms hereof, and the other Party shall not take action, directly or indirectly, in opposition to the Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(b)          The Parties agree that in no case shall either Party be entitled to any indirect, consequential, incidental, punitive or special damages (including loss of future revenue, lost profits, diminution in value or multiple of earnings damages) in connection with any claim arising out of or related to this Agreement or the Contemplated Transactions.

Section 8.18     Representation by Counsel. Each Party acknowledges to the other that it has been represented by independent legal counsel of its own choice throughout all of the negotiations that preceded the execution of this Agreement. Each Party further acknowledges that it and its counsel have had adequate opportunity to make whatever investigation or inquiry they may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof.

Section 8.19     Rules of Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 8.20     Headings. Headings of the Articles and Sections of this Agreement, and the Table of Contents are for convenience of the Parties only, and shall be given no substantive or interpretative effect whatsoever.

Section 8.21     Non-Recourse. No past, present or future director, officer, employee, incorporator, agent, attorney or representative of any Seller, the Company, or the Company’s Subsidiaries or any of their respective Affiliates shall be deemed to (a) have made any representations or warranties, or entered into any covenants or agreements, in connection with the Contemplated Transactions or (b) have any personal liability to Buyer for any obligations or liabilities of any Seller under this Agreement or any other Transaction Document for any claim based on, in respect of, or by reason of, the Contemplated Transactions. It is further understood that any Certification contemplated by this Agreement and executed by an officer or other representative of a Party shall be deemed to have been delivered only in such officer’s or representative’s capacity as an officer or representative, as applicable, of such Party (and not in his or her individual capacity) and shall not entitle any Party to assert a claim against such officer or representative in his or her individual capacity.

Section 8.22     Inconsistencies with Other Agreements. In the event of any inconsistency between the provisions in the body of this Agreement and those in the other Transaction Documents referred to herein, the provisions in the body of this Agreement will prevail and govern.

Section 8.23     Obligations of Buyer. Whenever this Agreement requires a Subsidiary of Buyer to take any action, such requirement shall be deemed to include an undertaking on the part of Buyer to cause such Subsidiary to take such action.

Section 8.24     Interpretation.

(a)          An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that relate to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet or financial statements or (iii) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto. For the avoidance of doubt, references to “Subsidiary” (or a comparable term) in any statement in Article III shall be deemed to refer to such defined term (or comparable term) determined as of the date on which such statement is made in Article III.

(b)          The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 26, 2018.

(c)          The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)          References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.

(e)          All documents that have been made available to Buyer or its Representatives by any Seller or its Representatives for review at an electronic data room and all other Evaluation Material shall be deemed disclosed and delivered pursuant to this Agreement.

(f)          Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(g)          The word “or” shall be inclusive and not exclusive, unless the context otherwise requires.

(h)          Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

(i)          “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(j)          References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. The disclosure of the name of, or any party to, a Contract, or the terms or conditions of a Contract, in any Section of the Disclosure Letter is subject to the restrictions set forth in such Contract or under applicable Law with respect to such disclosure, and no representations or warranties of Sellers in Article III shall be deemed to be untrue or inaccurate by reason of the disclosure in such Section of the Disclosure Letter being omitted or otherwise limited in order to comply with such restrictions.

(k)          References to any Person include the successors and permitted assigns of that Person; provided, however, that, for the avoidance of doubt, nothing in this Section 8.24(k) is intended to authorize, nor shall it be deemed to have authorized, any assignment or transfer not otherwise permitted by this Agreement.

(l)          The word “day”, unless otherwise indicated, shall be deemed to refer to a calendar day. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(m)          Unless the context otherwise requires, references to “Law”, “Laws” or to a particular Law shall be deemed to refer to such Law as amended from time to time, and to the rules and regulations promulgated thereunder.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLERS:

PRIORITY INVESTMENT HOLDINGS, LLC

By:	/s/ Thomas C. Priore
Name: Thomas C. Priore
Title: Managing Member

PRIORITY INCENTIVE EQUITY HOLDINGS, LLC

By:	/s/ Thomas C. Priore
Name: Thomas C. Priore
Title: Managing Member

BUYER:

M I ACQUISITIONS, INC.

By:	/s/ Joshua Sason
Name: Joshua Sason
Title: Chief Executive Officer

Exhibit A

Form of Amended and Restated Operating Agreement

Attached.

Exhibit B

Form of Buyer A&R Charter

Attached.

Exhibit C

Form of Buyer A&R By-laws

Attached.

Exhibit D

Form of Registration Rights Agreement

Attached.

Exhibit E

Form of Earnout Incentive Plan

Attached.